As filed with the Securities and Exchange Commission on May 29, 2007

Registration No. 333-142563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	33-0986820
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aimee S. Weisner, Esq.

Executive Vice President, Administration, General Counsel and Secretary

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian J. McCarthy, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

(213) 687-5000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of registration fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(5)
7 1/2% Senior Subordinated Notes due 2017	$250,000,000	100%	$250,000,000	$7,675
Guarantee of Notes	$250,000,000	(3)	(3)	(4)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f), based upon the book value of such securities.
(2)	The registration fee for the securities offered hereby has been calculated under Rule 457(f)(2) of the Securities Act.
(3)	No separate consideration will be received for the guarantees.
(4)	Pursuant to Rule 457(n), no registration fee is required for the guarantees.
(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

The following subsidiaries of Advanced Medical Optics, Inc. are Co-Registrant Guarantors:

Exact Name of Registrant Guarantor as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
AMO Holdings, Inc.	Delaware	3841	46-0469779
AMO USA, Inc.	Delaware	3841	75-3090998
IntraLase Corp.	Delaware	3841	38-3380954
Quest Vision Technology, Inc.	California	3841	77-0552585
VISX, Incorporated	Delaware	3841	06-1161793
WaveFront Sciences, Inc.	New Mexico	3841	85-0444473

The address, including zip code, and telephone number, including area code, of the principal executive office of each Registrant Guarantor listed above is the same as those of Advanced Medical Optics, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2007

PROSPECTUS

ADVANCED MEDICAL OPTICS, INC.

Offer to Exchange $250,000,000 of its

7 1/2% Senior Subordinated Notes Due 2017,

Registered under the Securities Act,

for $250,000,000 of its Outstanding Unregistered

7 1/2% Senior Subordinated Notes Due 2017

The exchange offer will expire at 5:00 p.m.,

New York City time, on                      , 2007, unless extended.

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We are offering to exchange $250,000,000 aggregate principal amount of 7 1/2% senior subordinated notes due May 1, 2017, registered under the Securities Act of 1933, as amended (the “Securities Act”), which are referred to in this prospectus as the new notes, for all $250,000,000 aggregate principal amount of outstanding unregistered 7 1/2% senior subordinated notes due May 1, 2017, which are referred to in this prospectus as the old notes. We use the term “notes” to refer to both the old notes and the new notes.

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The terms of the new notes will be substantially identical to the old notes, which we issued on April 2, 2007, except that the new notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The old notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act.

➢	We will pay interest on the notes semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2007.

➢	The old notes are, and the new notes will be guaranteed on a senior subordinated basis by certain of our existing domestic subsidiaries and certain of our future subsidiaries.

➢	Subject to the terms of the exchange offer, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes. You should see the discussion under the heading “Material United States federal income tax considerations” for more information.

➢	We will not receive any proceeds from the exchange offer and the issuance of the new notes under the exchange offer will not result in any increase in our outstanding debt.

➢	We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems.

Investing in the new notes involves risks. You should consider carefully the risk factors beginning on page 12 of this prospectus before tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange or passed upon the adequacy or accuracy of this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes if the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2007

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain a copy of the information incorporated by reference into this prospectus by following the procedures described under the caption “Where You Can Find More Information” contained elsewhere in this prospectus. In addition, we will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone to whom we provide this prospectus. Written or telephone requests should be directed to Mark Levin, Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, California 92075 at (714) 247-8465.

You must request documents no later than five business days before you make your investment decision concerning our securities to obtain timely delivery of these documents. In addition, you must request this information by                     , 2007 or at least five business days in advance of the expiration of the exchange offer.

This prospectus is a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from us as indicated above or from the Commission upon payment of the fees prescribed by the Commission. See “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell, or soliciting an offer to buy, any of the securities offered by this prospectus in any jurisdiction where the exchange offer is not permitted.

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Forward-looking statements

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus and the information incorporated by reference herein, including, without limitation, statements as to the product rationalization and reorganization and the other transactions described herein; any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Some of the factors that might cause actual results to differ materially from the forward-looking statements made in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to, the following:

➢	risks associated with our ability to realize the benefits of the IntraLase Corp. (“IntraLase”) acquisition;

➢	uncertainties associated with the research and development and regulatory processes;

➢	our ability to make and successfully integrate acquisitions or enter into strategic alliances;

➢	exposure to risks associated with doing business outside of the United States, where we conduct a significant amount of our sales and operations;

➢	foreign currency risks and fluctuation in interest rates;

➢	our ability to introduce new commercially successful products in a timely and effective manner;

➢	our ability to maintain a sufficient and timely supply of products we manufacture;

➢	our reliance on sole source suppliers for raw materials and other products;

➢	intense competition from companies with substantially more resources and a greater marketing scale;

➢	risks and expenses associated with our ability to protect our intellectual property rights;

➢	risks and expenses associated with intellectual property litigation and infringement claims;

➢	unexpected losses due to product liability claims, product recalls or corrections, or other litigation;

➢	our ability to maintain our relationships with health care providers;

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risks, uncertainties and delays associated with extensive government regulation of our business, including risks associated with regulatory compliance, quality systems standards, and complaint-handling;

➢	our ability to attract, hire and retain qualified personnel;

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➢	risks associated with indemnification obligations and potential tax liabilities associated with our spin-off from Allergan;

➢	our significant debt, which contains covenants limiting our business activities;

➢	changes in market acceptance of laser vision correction;

➢	the possibility of long-term side effects and adverse publicity regarding laser correction surgery; and

➢	the effect of weak or uncertain general economic conditions on the ability of individuals to afford laser vision correction.

Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading “Risk factors” in this prospectus and in our filings with the SEC.

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

Trademarks and tradenames

We own or have rights to use certain trademarks or tradenames that we use in conjunction with the sale of our products, including, without limitation, each of the following: Advanced Medical Optics®, AMO®, Baerveldt®, blink™, Blink-n-Clean®, ClariFlex®, Complete®, Complete MoisturePLUS™, Consept®, Consept 1 Step™, Custom Vue®, Healon®, Healon5®, Healon GV®, OptiEdge™, Oxysept®, Oxysept 1 Step™, ReZoom®, Sensar®, Sovereign®, Sovereign Compact™, Stabileyes®, Star S4 IR™, Tecnis®, Unfolder®, UltraCare®, Ultrazyme®, Verisyse™, VISX®, WaveScan®, and WhiteStar®.

As a result of our acquisition of IntraLase Corp., we also own or have rights to the following trademarks or tradenames: IntraLase®, IntraLase® FS, IntraLASIK® and The New Shape of Vision®.

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Summary

This summary highlights some important information about our business and about this prospectus. It does not include all of the information you should consider before deciding to tender your old notes in the exchange offer. Please review this entire prospectus and the information incorporated herein by reference, including the information under the headings “Risk factors” and “Forward-looking statements” before you decide to tender your old notes in the exchange offer.

Except as otherwise indicated in this prospectus or as the context may otherwise indicate, in this prospectus the words “we,” “our” and “us” refer to Advanced Medical Optics, Inc. and its subsidiaries. Unless stated otherwise, as used herein, “on a pro forma basis” or “pro forma” means after giving effect to the offering, the receipt of borrowings under the new senior credit facility, and the use of proceeds therefrom to acquire IntraLase Corp.

OUR COMPANY

We are a global leader in the development, manufacture and marketing of medical devices for the eye. We have three major product lines: cataract / implant, laser vision correction and eye care. In the cataract/implant market, we focus on the four key products required for cataract surgery—foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. In the laser vision correction market, we market laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. Our eye care product line provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners and contact lens rewetting drops. Our products are sold in approximately 60 countries and we have direct operations in over 20 countries. On a pro forma basis for the three months ended March 30, 2007, net sales were $291.0 million and net loss was $0.6 million.

We became an independent, publicly traded company in June 2002 following a spin-off from Allergan, Inc. In June 2004, we completed our acquisition of Pfizer Inc.’s surgical ophthalmic business, which expanded our viscoelastic (Healon® family of products) and IOL (Tecnis®) product offerings, allowing us to offer a more comprehensive portfolio of products required to perform cataract surgery. In May 2005, we acquired VISX Incorporated, the global leader in laser vision correction. As a result of the VISX acquisition, we are a leader in the design, development and delivery of proprietary technologies and systems for laser vision correction of refractive vision disorders.

In April 2007, we completed our acquisition of IntraLase Corp., a leader in femtosecond lasers used in LASIK surgery, for a total consideration of approximately $820 million in cash.

RECENT DEVELOPMENTS

Bausch & Lomb.    On May 24, 2007, in response to media reports regarding our interest in entering Bausch & Lomb’s “go shop” process, we announced our plan to enter the go-shop process with the intention of exploring a superior offer for Bausch & Lomb. We will only proceed with a transaction if after conducting thorough due diligence, our Board of Directors determines it is in the best interest of our stockholders. There can be no assurance that the exploration of this opportunity will result in any transaction.

Voluntary Recall of Complete MoisturePlus Multipurpose Solution.    On May 25, 2007, in response to information received from the U.S. Centers for Disease Control and Prevention (“CDC”) regarding eye infections from Acanthamoeba, a naturally occurring water-borne organism which can contribute to serious corneal infections, we announced an immediate and voluntary global recall of our Complete

MoisturePlus contact lens solutions. CDC data made available to us showed that the CDC interviewed 46 patients who had developed Acanthamoeba keratitis since January 2005. Of the patients interviewed, a total of 39 patients were soft contact lens wearers and 21 patients reported using our Complete MoisturePlus products. While we continue to work with the CDC and the U.S. Food and Drug Administration to further assess the data, we are acting with an abundance of caution to voluntarily recall Complete MoisturePlus from the market.

OUR MARKETS AND PRODUCTS

Cataract / Implant Business.    The largest segment of the ophthalmic surgical products market is the treatment of cataracts. Cataract extraction via phacoemulsification followed by IOL implantation is one of the most common surgical procedures performed in the United States and most other developed nations. MarketScope estimates that the global cataract surgery market, which includes sales of IOLs, phacoemulsification equipment, viscoelastics and other related products, was approximately $2.6 billion in 2006 and is projected to grow at a compound annual growth rate of approximately 7% from 2006 to 2011.

We focus on four key devices for the cataract surgery market:

➢	Foldable IOLs—Foldable IOLs are artificial lenses used to replace the human lens.

➢	Implantation Systems—Implantation Systems are designed and used specifically to implant IOLs during cataract surgery.

➢	Phacoemulsification Systems—Phacoemulsification Systems use ultrasound during small incision cataract surgery to break apart and remove the cloudy human lens prior to its replacement with an IOL.

➢	Viscoelastics—Viscoelastics provide a barrier of protection for the cornea during phacoemulsification and maintain the shape of the eye during IOL insertion.

Laser Vision Correction.    The most common refractive surgery procedure is laser surgery, and the most common surgical technique for treating refractive disorders is laser assisted in-situ keratomileusis, or LASIK. LASIK involves the use of a device to cut a thin corneal flap, which is then pulled back to expose the underlying tissue, which is treated using an excimer laser to achieve vision correction. The most common cutting device is called a microkeratome, but femtosecond lasers, such as those manufactured by IntraLase, are increasingly becoming the standard of care for flap cutting.

Standard LASIK was introduced in the mid 1990’s. In performing Standard LASIK, an ophthalmologist conducts a traditional eye examination to determine the prescription required to correct the patient’s vision. Unlike Custom LASIK, Standard LASIK cannot correct higher order refractive errors. The most advanced method of performing laser vision correction is Custom LASIK. Custom LASIK employs a diagnostic evaluation of the eye that measures and visually displays refractive errors in the patient’s vision. A map is then created to display information about refractive errors that result in nearsightedness, farsightedness, and astigmatism, as well as information about higher order refractive errors that were not previously measurable. The information is used to generate a personalized treatment plan that is digitally transferred and treated with an excimer laser. The ablation derived from this information is therefore customized to the individual’s eye.

The laser vision correction market is estimated at $625 million and is expected to grow in the mid-single digits driven by increasing global affluence, increasing market acceptance internationally and improving technology.

Our laser vision correction products include the following:

➢	VISX STAR Excimer Laser System—The VISX STAR System is a fully integrated ophthalmic medical device incorporating an excimer laser and a computer-driven workstation.

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VISX WaveScan System—The WaveScan System is a diagnostic device that uses laser beam technology to measure comprehensive refractive errors of the eye through complex mathematical algorithms to derive comprehensive refractive information about the patient’s individual optical system.

➢	VISX Treatment Cards—Our proprietary treatment cards control the use of the VISX STAR System.

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Microkeratomes—Surgeons use microkeratomes in LASIK procedures to cut a flap of corneal tissue before treatment with an excimer laser. This is the first step in the LASIK surgery process. Effective May 1, 2007, we will no longer sell mechanical microkeratomes.

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Femtosecond Lasers—As a result of the acquisition of IntraLase, we acquired the IntraLase FS laser which optically focuses a laser beam of light at a focal point below the surface of the cornea to create the corneal flap. This is an alternative first step in the LASIK surgery process.

Eye Care Market.    The eye care market encompasses products used in conjunction with contact lenses, including disinfecting solutions, daily cleaners, enzymatic cleaners and contact lens rewetting drops. We believe that the contact lens market growth is driven by technological advancements in lens materials and designs and broader adoption among younger wearers. In response to increasing popularity of more frequently replaceable lenses and consumer interest in more convenient lens care regimens, we believe the contact lens care market continues to evolve towards greater use of single-bottle, multi-purpose solutions and away from hydrogen peroxide-based solutions. This evolution has had an unfavorable impact on the global hydrogen peroxide market, which is concentrated in Japan and parts of Europe. We estimate that the eye care market is a $2.3 billion market which is projected to experience 15% growth to reach over $2.6 billion in 2010.

The eye care market also includes artificial tear and contact lens rewetter products designed to relieve dryness associated with contact lens wear, environmental conditions and dry eye disease. We believe the global market for over-the-counter artificial tear products exceeds $400 million per year.

In the eye care market, we focus on creating products that make contact lenses more comfortable, simplify contact lens care and promote ocular health. Our eye care business develops, manufactures and markets a full range of contact lens care products for use with most types of contact lenses.

Our eye care market products include the following:

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Multi-Purpose Solutions—We believe Complete MoisturePLUS is the first single-bottle, multi-purpose solution with dual demulcents to help prevent contact lens dryness and discomfort and promote ocular health.

➢	Hydrogen Peroxide-Based—We offer products that use hydrogen peroxide-based disinfection systems.

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Lens Rewetting Solutions—We have introduced contact lens rewetting drops designed to provide prolonged lubrication and improved protection against dryness. We believe that dryness and discomfort are the reasons most often cited for discontinuing contact lens wear.

OUR COMPETITIVE STRENGTHS

Global Market Leader.    We have leading positions in each of our business segments described above. We believe we operate the largest laser vision correction business, with approximately 60% of the U.S. excimer laser procedure volume and have significant market share positions in the cataract business and the contact lens care business. In addition, we also hold global leadership positions in premium and higher market growth categories, including multifocal IOLs and custom LASIK procedures. With our acquisition of IntraLase, we expect to market an “All-laser Custom LASIK” platform of products and services that will allow us to further grow our leadership position and market share in the refractive vision correction market.

Attractive Industry Trends.    An aging population and prevalence of cataracts will continue to support steady growth of vision correction procedures. Furthermore, the convergence in the cataract and laser vision correction markets into a single refractive vision correction market is likely to continue, with increasing reliance on advanced technologies. As a result, premium products such as multifocal IOLs are expected to continue gaining market share. Increasing market acceptance of Custom LASIK procedures has driven higher average price points for LASIK procedures.

Broad Product Offering and Recognized Brand Names.    We believe each of our business segments offers a technologically advanced, integrated product line delivering a comprehensive product suite for surgical practitioners, distributors and consumers. Within each of our business segments, we have leading, industry-respected brand name products such as Tecnis, ReZoom, Clariflex, Verisyse, Healon, WhiteStar, Sensar, Visx, Star S4, Custom Vue, IntraLase, Complete Moisture Plus, blink, Complete Blink-N-Clean, Consept, and Oxysept.

High Margin, Recurring Revenue Business Model.    Low manufacturing and distribution costs for our multifocal IOLs and Custom LASIK treatment cards result in high gross margins for those products. In addition, our global installed base of cataract and laser vision correction equipment allows us to develop long-term relationships with practitioners. This installed base results in recurring revenue from surgical consumables (including IOLs) and per-procedure fees allowing us to maintain higher gross margins.

Research and Development Expertise.    Our research and development expertise has been responsible for the delivery of numerous industry firsts, including the pioneering of small incision cataract surgery in the U.S. market, “cold” phacoemulsification systems, and three coordinate eye-tracking, iris registration and Fourier calculation of wavefront data. We continue to make significant financial investments in our research and development infrastructure and capabilities to remain well positioned in the higher growth, premium market categories.

Distribution and Customer Relationships.    Our marketing activities are coordinated on a worldwide basis, and resident management teams provide leadership and infrastructure for introduction of new products in local markets. Our sales infrastructure is critical to the realization of acquisition synergies. We believe our customer relationships and salesforce will allow us to integrate IntraLase’s technology with our laser vision correction product offering to deliver a comprehensive, differentiated product suite for laser vision correction practitioners.

Experienced Management Team.    We benefit from senior management’s knowledge of the industry, familiarity with customers, and understanding of the development, manufacturing and sale of our products. Our chief executive officer Jim Mazzo has been with us since the spin-off from Allergan in 2002 and had been with Allergen prior to that time since 1980. Our chief operating officer and chief financial officer Randy Meier has also been with us since the spin-off from Allergan and prior to that time has had a significant number of years in senior management positions in the health care industry as well as the banking and finance industry. Our management team also has experience integrating and realizing synergies from significant acquisitions.

OUR STRATEGY

Our strategy is to be the complete refractive solution to ophthalmic practitioners and to provide the full spectrum of products that address a lifetime of refractive vision needs to patients. We believe that with our comprehensive offering of innovative technologies, responsive customer service and global reach, we are well-positioned as a global refractive leader. Our strategy is designed to build on our core strengths and to deliver sustained, profitable growth through the following initiatives:

➢	Focus on premium markets. We are committed to focusing on the higher growth, premium markets of ophthalmology that are driven by demographics and technology. With the completion of the rationalization and repositioning initiatives, as well as strategic acquisitions, we have positioned our product portfolio and organizational structure to capitalize in these markets. We expect to take advantage of our leading laser vision correction market position, favorable U.S. reimbursement environment for refractive IOLs and our entry into the dry eye market to drive growth and gross margin expansion.

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Invest in technological differentiation.    As the leader in refractive vision care, the goal of our research and development investments and efforts is to continue to build a pipeline of promising new technologies to stimulate growth across all of our businesses. We focus our pipeline on new innovations with market-changing potential. We expect to launch six new products in 2007 which we expect will provide key line extensions, new platforms, and expansion into new segments across all three businesses.

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Leverage global infrastructure.    With manufacturing operations in the U.S., Europe and Asia and a global distribution presence in more than 60 countries, we expect to continue to leverage our global infrastructure to achieve efficiencies.

ANTICIPATED BENEFITS FROM THE ACQUISITION OF INTRALASE

In April 2007, we completed our acquisition of IntraLase Corp., a leader in femtosecond lasers used in LASIK surgery, for a total consideration of approximately $820 million in cash.

IntraLase designs, develops and manufactures an ultra-fast laser for refractive and corneal surgery that creates more precise corneal incisions for laser vision correction in the first step of LASIK surgery. The accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK procedures. In addition to the medical benefits of IntraLase’s product offering, IntraLase’s advanced laser technology allows surgeons to improve the profitability of their LASIK surgery practices.

IntraLase began commercial introduction of its product offering in late 2001 and, as of March 30, 2007, had sold or leased 625 lasers and had sold over 0.2 million per procedure fees, each inclusive of a single disposable patient interface. In the three months ended December 31, 2006, IntraLase captured approximately 30% of the U.S. market for LASIK corneal flap creation.

IntraLase lasers are also used in corneal transplants, and IntraLase is continuing to explore other potential ophthalmic applications. IntraLase’s proprietary laser and disposable patient interfaces are presently marketed in the U.S. and 33 other countries.

We believe our acquisition of IntraLase strengthens our position in the ophthalmic surgical industry through the following expected benefits:

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Enhances our position in the refractive vision correction market.    We believe the acquisition further establishes us as a global leader in refractive vision innovation and expertise by strengthening our ability to provide products at all stages of the vision care life cycle and offer a comprehensive combination of superior technologies and service.

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Strengthens our comprehensive product portfolio in the laser vision correction market.    Through our acquisition of IntraLase, we acquired the IntraLase® FS laser and IntraLASIK® software. With the addition of the IntraLase® FS laser, the IntraLASIK® software and IntraLase’s per procedure fees to our existing product base, our sales force has the opportunity to increase sales through cross-selling of our products, thereby strengthening our position as a single-source solution for laser vision correction surgery products. Specifically, we believe we are positioned to supply an “Custom All-laser LASIK” procedure to surgeons and practitioners globally. We believe that marketing IntraLase’s laser vision correction products in conjunction with our VISX Star Excimer Laser System, WaveScan System and Treatment Cards will accelerate the adoption of both IntraLase’s products and services and the growth of custom LASIK procedures.

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Increases our revenue diversification.    Laser vision correction sales would represent 36% of our total consolidated sales in the three months ended March 30, 2007 after giving pro forma effect to our acquisition of IntraLase and the acquisition is expected to increase our percentage of revenue from the United States market.

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Expands our manufacturing and research and development expertise.    We expect the manufacturing know-how of IntraLase and the combination of talented personnel in the area of research and development to add to our own manufacturing capabilities, including the development of new therapeutic applications to expand the use of our current technology.

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Positions us to achieve operating synergies and expand operating leverage.    The acquisition of IntraLase provides us the opportunity to realize operating synergies. We believe the acquisition of IntraLase, together with our domestic and international installed bases and distribution relationships, will help to expand operating margins over time. In addition, we acquired IntraLase’s installed base of systems from which we should be able to generate incremental growth.

The anticipated benefits of the IntraLase acquisition are subject to a number of risks and uncertainties. See “Risk factors—Risks Relating to Our Business” and “—Risks Relating to the IntraLase Corp. Acquisition.”

NEW SENIOR CREDIT FACILITY

In April 2007, substantially concurrent with the closing of the IntraLase acquisition, we entered into new senior credit facilities consisting of a $300.0 million revolving credit facility and a $450.0 million term loan. Borrowings under each of the facilities bear interest at the base rate or at LIBOR, plus an applicable margin. The revolving credit facility will mature in April 2013 and the term loan portion of the credit facility will mature in April 2014. The new senior secured credit facility is secured by substantially all of our assets and the assets of the guarantors thereunder and contains customary restrictive covenants, including maximum leverage and maximum secured senior leverage ratios; minimum interest coverage ratio; and restrictions on indebtedness, liens, fundamental changes, dispositions of property, restricted payments, capital expenditures and investments, among other restrictions.

We used the proceeds of the term loan and borrowings made under the revolving credit facility on the closing date together with the proceeds from the notes to:

➢	finance the acquisition of IntraLase;

➢	pay related fees and expenses; and

➢	the remaining we intend to use for other general corporate purposes.

CORPORATE INFORMATION

We were incorporated in Delaware in October 2001 as a subsidiary of Allergan, Inc. Allergan spun-off our company to its stockholders by way of a distribution of all of our shares of common stock on June 29, 2002. As a result of our spin-off from Allergan, we are a publicly traded, independent company and Allergan has no continuing stock ownership in us. Our principal executive offices are located at 1700 E. St. Andrew Place, Santa Ana, California 92705. Our telephone number is (714) 247-8200. Our website can be found at www.amo-inc.com. Information on our website is not deemed to be part of this prospectus.

The exchange offer

Background

On April 2, 2007, we issued $250 million aggregate principal amount of our old notes in a private offering. In connection with that private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

General	We are offering to exchange $1,000 principal amount of our new notes for each $1,000 principal amount of our old notes.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to transfer restrictions or registration rights.

Old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Subject to the terms of the exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The new notes will be issued in exchange for corresponding old notes in the exchange offer, if consummated, as soon as practicable after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of Tenders	You may withdraw the tender of your old notes at any time prior to the expiration date.

Taxation

The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States federal income tax considerations” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Appraisal Rights; Dissenters’ Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Regulatory Approvals

Other than with respect to applicable securities laws, we know of no other federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with this exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer; Waivers.”

Procedures for Tendering

If you wish to accept the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company (“DTC”) must tender old notes through DTC’s Automated Tender Offer Program (“ATOP”), which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your old notes in either of these manners, you will represent and agree with us that:

➢	you are acquiring the new notes in the ordinary course of your business;

➢	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

➢

if you are a broker-dealer, that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes;

➢	you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

➢	you are not an affiliate of Advanced Medical Optics, Inc. or the guarantors within the meaning of Rule 405 under the Securities Act.

See “The Exchange Offer—Effect of Surrendering Old Notes.”

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of New Notes

We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “The Exchange Offer—Effect of Surrendering Old Notes.” Our belief is based on interpretations expressed in Securities and Exchange Commission no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the Securities and Exchange Commission would make a similar decision about the exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange

If you do not tender your old notes in the exchange offer, your old notes will remain subject to restrictions on transfer. In general, you may not offer or sell old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. For a description of the consequences of a failure to exchange the old notes, see “Risk Factors.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are on page 43 of this prospectus.

The new notes

The summary below describes the principal terms of the new notes, which are substantially identical to the old notes. To the extent that the terms of the old notes and the new notes are identical, we sometimes refer to them collectively as the “notes.” Some of the terms and conditions described below are subject to important limitations and exceptions. You should read this summary in conjunction with the “Description of the notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the new notes.

Issuer	Advanced Medical Optics, Inc.

Interest Payments	The notes will bear interest at the rate of 7 1/2% per year from and including the issue date, payable semi-annually, in arrears, on May 1 and November 1 of each year, commencing on November 1, 2007.

Maturity Date	May 1, 2017.

Guarantees

On the issue date, certain of our existing domestic subsidiaries will guarantee the notes. Additionally, subject to certain exceptions described in this prospectus, each of our future domestic subsidiaries will also guarantee the notes.

Ranking	The notes and the guarantees will be our and the guarantors’ general unsecured senior subordinated obligations. Accordingly, they will rank:

➢	behind all of our and our guarantors’ existing and future senior debt;

➢	equally with all of our and our guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the notes; and

➢	ahead of any of our and our guarantors’ future debt that expressly provides that it is subordinated to the notes.

As of March 30, 2007, on a pro forma basis after giving effect to the offering, the receipt of borrowings under the new credit facility, and the use of proceeds therefrom to acquire IntraLase Corp., the notes and the guarantees would have been subordinated to approximately $533.7 million of senior debt and will rank equally with approximately $851.1 million of senior subordinated debt.

Optional Redemption

We may redeem the notes for cash, in whole or in part, at any time and from time to time on or after May 1, 2012, at redemption prices set forth in the “Description of notes—Optional Redemption,” together with accrued and unpaid interest and additional interest, if any, to the redemption date.

In addition, at any time on or before May 1, 2010, we may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 107.5% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the redemption date. See “Description of notes—Optional Redemption.”

Change of Control

If a change of control occurs, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the repurchase date. See “Description of the notes—Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

➢	incur or guarantee additional indebtedness;

➢	pay dividends, redeem capital stock or make distributions or certain other restricted payments;

➢	make certain investments;

➢	incur liens;

➢	enter into transactions with affiliates;

➢	limit dividends or other payments by our restricted subsidiaries to us; and

➢	sell all or substantially all of our assets or merge with or into other companies.

These covenants are subject to a number of important limitations and exceptions. See “Description of the notes—Certain Covenants.”

Risk Factors

You should consider carefully all of the information contained or incorporated by reference in this prospectus, and in particular, should evaluate the specific factors set forth under “Risk factors” before tendering your old notes in exchange for new notes.

Risk factors

There are various risks involved in an investment in the new notes, including those we describe below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus before deciding to tender your old notes in the exchange offer. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may also impair our business. The risks described in this section and included or incorporated by reference in this prospectus could cause our actual results to differ materially from those anticipated.

RISKS RELATED TO THE EXCHANGE OFFER

If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

Because we anticipate that most holders of old notes will elect to participate in the exchange offer, we expect that the liquidity of the market for the old notes after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes not exchanged. Following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, except in limited circumstances, and your old notes will continue to be subject to transfer restrictions.

You must comply with the exchange offer procedures in order to receive the new notes.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of old notes.

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risk factors

RISKS RELATING TO THE NOTES AND OUR OTHER INDEBTEDNESS

We have a significant amount of debt and incurred more debt in connection with the offering of the old notes and the IntraLase acquisition. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt.

We have a significant amount of debt and substantial debt service requirements. As of March 30, 2007, we had $851.1 million of outstanding debt. Approximately $8.4 million of our existing revolving credit facility was reserved to support letters of credit issued on our behalf and $291.6 million, exclusive of letters of credit, was available for future borrowings. After giving effect to the offering, our new credit facility and the IntraLase acquisition, we will have $1.6 billion of debt.

This level of debt could have significant consequences on our future operations, including:

➢	making it more difficult for us to meet our payment and other obligations under our outstanding debt;

➢

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

➢

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

➢	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our new senior credit facility;

➢	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

➢	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash flow depends on many factors beyond our control.

Our ability to meet our payment and other obligations under our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure holders that our business will generate cash flow from operations, or that future borrowings will be available to us under our new senior credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under our debt and to fund other liquidity needs. We made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any of our 2 1/2% convertible senior subordinated notes due 2024 (the “2 1/2% Notes”) converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of our common stock, in each case, calculated as set forth in the indenture governing the 2 1/2% Notes. In addition, because we made this election, the indenture provides that we must satisfy in cash our obligations to repurchase any 2 1/2% Notes that holders put to us on January 15, 2010,

Risk factors

July 15, 2014 and July 15, 2019. If the 2 1/2% Notes become convertible pursuant to their terms and the holders elect to convert or if holders elect to put their notes to us on the specified repurchase dates, we may not have sufficient cash to satisfy our obligations.

In addition, our 1.375% Notes and 3.25% Notes contain similar provisions. We may be unable to repurchase the notes for cash when required by the holders, including following a fundamental change, upon the optional put dates as set forth in the respective indentures or to pay the portion of the conversion value upon conversion of any notes by the holders. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our existing debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

A significant amount of our debt agreements contain covenant restrictions that may limit our ability to operate our business.

The agreements governing our new senior credit facility contain covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

➢	incur additional debt or issue guarantees;

➢	create liens;

➢	make certain investments;

➢	enter into transactions with our affiliates;

➢	sell certain assets;

➢	redeem capital stock or make other restricted payments;

➢	declare or pay dividends or make other distributions to stockholders; and

➢	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under our debt, which could permit the holders to accelerate such debt and proceed against substantially all of our assets, which will serve as collateral securing the indebtedness. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt. As of March 30, 2007, we were in compliance with our financial and other covenants.

Our new senior credit facility requires us to maintain specific leverage and interest coverage ratios. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. Our failure to comply with these obligations would prevent us from borrowing additional money under our new facility and could result in a default. Moreover, if the lenders under our new facility or other agreement in default were to accelerate the indebtedness outstanding under that facility, it could result in a default under other indebtedness.

In addition, we may incur other indebtedness in the future that may contain financial or other covenants that are more restrictive than those contained in our new senior credit facility or in our current indentures.

Risk factors

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

Although certain of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will not be secured by any of our assets and our secured debt will have claims with respect to the secured assets superior to the notes.

The notes will not be secured by any of our assets. However, the indebtedness under our new senior credit facility will be secured by substantially all of our assets. In addition, future indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors’ senior debt.

The notes will be general unsecured obligations, junior in right of payment to all of our existing and future senior debt and that of each guarantor, including obligations under our new senior credit facility. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and before any payment may be made with respect to these notes or the subsidiary guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a default on certain of our senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

Assuming we had completed the offering on March 30, 2007, on a pro forma basis, the notes and the subsidiary guarantees would have been subordinated to approximately $533.7 million of senior debt and approximately $216.3 million would have been available for borrowing as additional senior debt under our new senior credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

➢	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

Risk factors

➢	was insolvent or rendered insolvent by reason of such incurrence; or

➢	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

➢	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

➢	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

➢

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

➢	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The notes will be structurally subordinated to claims of creditors of any of our non-guarantor subsidiaries.

The notes be will structurally subordinated to indebtedness and other liabilities of any of our subsidiaries that are not guarantors of the notes. The indenture governing the notes will allow our non-guarantor subsidiaries to incur a significant amount of permitted indebtedness in the future, including indebtedness under our incremental debt basket. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holder of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture, which may result in an event of default.

Upon the occurrence of specific change of control events and following asset sales, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes as well as all of our existing convertible senior subordinated notes. In addition, restrictions in our new senior credit facility prohibit repurchases of the notes following a change of control or certain asset sales unless a waiver is obtained from the lenders. If we fail to repurchase the notes following a change of control or certain asset sales, we will be in default under the indenture related to the notes, which may result in cross-

Risk factors

default under our senior credit facility. Any future debt that we incur may also contain restrictions on repayment of the notes. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness would not constitute a change of control under the indenture related to the notes.

There is currently no public market for the new notes, and an active trading market may not develop for the new notes. The failure of a market to develop for the new notes could adversely affect the liquidity and value of your new notes.

The new notes are a new issue of securities, and there is no existing market for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the initial purchasers that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and any market-making activities with respect to the new notes may be discontinued by the initial purchasers at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the new notes, and there can be no assurance as to the liquidity of any market that may develop for the new notes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected. If any of the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the new notes will be subject to disruptions which may have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.

RISKS RELATING TO OUR BUSINESS

We may not successfully make or integrate acquisitions or enter into strategic alliances.

As part of our business strategy, in addition to the IntraLase acquisition, we intend to pursue selected acquisitions and strategic alliances and partnerships. We compete with other ophthalmic surgical products and eye care companies, among others, for these opportunities and we cannot assure you that we will be able to effect strategic alliances, partnerships or acquisitions on commercially reasonable terms or at all. Even if we do enter into these transactions, we may experience:

➢	delays in realizing the benefits we anticipate, or we may not realize the benefits we anticipate at all;

➢	difficulties in integrating any acquired companies and products into our existing business;

➢	attrition of key personnel from acquired businesses;

➢	costs or charges;

➢	difficulties or delays in obtaining regulatory approvals;

➢	higher costs of integration than we anticipated; or

➢	unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition and results of operations.

Risk factors

We conduct a significant amount of our sales and operations outside of the United States, which subjects us to additional business risks that may cause our profitability to decline.

Because we manufacture and sell a significant portion of our products in a number of foreign countries, our business is subject to risks associated with doing business internationally. In particular, our products are sold in over 60 countries, and most of our manufacturing facilities are located outside the continental United States, in Añasco, Puerto Rico; Madrid, Spain; Hangzhou, China, Uppsala, Sweden and Groningen, Netherlands. In the three months ended March 30, 2007, we derived approximately $141.9 million, or 56%, of our net sales, from sales of our products outside of the United States, including 11% of our net sales in Japan. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

➢	unexpected changes in foreign regulatory requirements;

➢	differing local product preferences and product requirements;

➢	fluctuations in foreign currency exchange rates;

➢	political and economic instability;

➢	cultural differences;

➢	changes in foreign medical reimbursement and coverage policies and programs;

➢	diminished protection of intellectual property in some countries outside of the United States;

➢	trade protection measures and import or export licensing requirements;

➢	difficulty in staffing and managing foreign operations;

➢	differing labor regulations; and

➢	potentially negative consequences from changes in tax laws.

Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations.

As we expand our existing international operations, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenue and profitability.

We are exposed to foreign currency risks from our international operations that could adversely affect our financial results.

A significant portion of our sales and operating costs are, and from time to time, a portion of our indebtedness may be, denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, including debt service. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. Translation adjustments arising from the use of differing exchange

Risk factors

rates from period to period are included in “Accumulated other comprehensive income (loss)” in “Stockholders’ equity.” Gains and losses resulting from foreign currency fluctuations and remeasurements relating to foreign operations deemed to be operating in U.S. dollar functional currency are included in “Other, net” in our consolidated statements of operations. Accordingly, changes in currency exchange rates will cause our net earnings and stockholders’ equity to fluctuate. We use hedging methods on a regular basis to manage the foreign exchange risk. This has historically been accomplished through the use of options and forward contracts.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

➢	evolving customer needs;

➢	the introduction of new products and technologies;

➢	evolving surgical practices; and

➢	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

➢	properly identify and anticipate customer needs;

➢	commercialize new products in a cost-effective and timely manner;

➢	manufacture and deliver products in sufficient volumes on time;

➢	obtain regulatory approval for such new products;

➢	differentiate our offerings from competitors’ offerings;

➢	achieve positive clinical outcomes;

➢	satisfy the increased demands by health care payors, providers and patients for lower-cost procedures;

➢	innovate and develop new materials, product designs and surgical techniques; and

➢	provide adequate medical and/or consumer education relating to new products and attract key surgeons to advocate these new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on certain suppliers and manufacturers for raw materials and other products and are vulnerable to fluctuations in the availability and price of such products and services.

We purchase certain raw materials and other products from third-party suppliers and vendors, sometimes from limited sources. Our suppliers and vendors may not provide the raw materials or other

Risk factors

products needed by us in the quantities requested, in a timely manner, or at a price we are willing to pay. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide important raw materials and third-party products in the required volumes and quality levels or in a timely manner, or if regulations affecting raw materials such as animal-based products were to change, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers and vendors on a timely basis, or at all, which could result in lost sales because of our inability to manufacture products containing such raw materials or deliver products we sell from certain suppliers. In addition, we also rely on certain manufacturers for some of our products. We have historically outsourced the manufacture of our phacoemulsification equipment to third parties. If we were unable to renew our third party manufacturing agreements, or if the manufacturers were to cease manufacturing any of these products for us for any reason, we may not be able to find alternative manufacturers on terms favorable to us, in a timely manner, or at all. If any of these events should occur, our business, financial condition and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our profitability and results of operations.

We face intense competition in the markets for our ophthalmic surgical and eye care products and these markets are subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies such as Alcon, Inc., a publicly traded subsidiary of Nestle S.A.; Bausch & Lomb; and CIBA Vision Corporation, a unit of Novartis, among others. Many of our competitors have substantially more resources and a greater marketing scale than we do. We may not be able to sustain our current levels of profitability and growth as competitive pressures, including pricing pressure from competitors, increase. In addition, if we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer. We also compete against a large number of providers of alternative vision correction solutions, some of which may have greater financial resources than us. New or different methods of vision correction are continually being introduced. Any of these competitive pressures could result in decreased demand for our products.

Because of our leading market position in the laser vision correction business, all of our competitors target our market share in order to grow their own revenues. We can give no assurance that we will be able to maintain or grow our existing market share and we may, in fact, be required to incur considerable expenditures in order to maintain or increase that market share. Should our procedure market share decline, it could have a material adverse effect on our business, financial position, and results of operations.

Trends in the contact lens care market may negatively impact our eye care business.

Our eye care business is impacted by trends in the contact lens care market such as more simplified disinfection systems and technological and medical advances in surgical techniques for the correction of vision impairment. Less expensive one-bottle chemical disinfection systems have gained popularity among soft contact lens wearers instead of peroxide-based lens care products. Also, the growing use and acceptance of daily, frequent replacement and extended wear contact lenses and laser correction procedures, along with the other factors above, could have the effect of continuing to reduce demand for lens care products generally. Our marketing and sales plans may not be appropriate or sufficient to mitigate the effect of these trends on our eye care business and, as a result, our eye care business may suffer.

Risk factors

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

Our ability to compete effectively is dependent upon our ability to protect and preserve the proprietary aspects of the designs, processes, technologies and materials owned by, used by or licensed to us. We have numerous U.S. patents and corresponding foreign patents that are expected to expire by their own terms at various dates and have additional patent applications pending that may not result in issued patents. Our failure to secure these patents may limit our ability to protect the intellectual property rights that these applications were intended to cover. Although we have attempted to protect our proprietary property, technologies and processes both in the United States and in foreign countries through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. Competitors may be able to design around our patents to compete effectively with our products. We also may not be able to prevent third parties from using our technology without our authorization, breaching any non-disclosure agreements with us, or independently developing technology that is similar to ours. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be costly and we may not prevail. Further, we may not be able to obtain patents or other protections on our future innovations. In addition, because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. We cannot assure you that:

➢	pending patent applications will result in issued patents;

➢	patents issued to or licensed by us will not be challenged by third parties; or

➢	our patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

There is a substantial amount of litigation over patent and other intellectual property rights in the ophthalmic industry. The fact that we have patents issued to us for our products does not mean that we will always be able to successfully defend our patents and proprietary rights against challenges or claims of infringement by our competitors. A successful claim of patent or other intellectual property infringement or misappropriation against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that our products do not and will not infringe issued patents or other intellectual property rights of third parties. From time to time, in the ordinary course of business, we receive notices from third parties alleging infringement or misappropriation of the patent, trademark and other intellectual property rights of third parties by us or our consumers in connection with the use of our products. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringe their intellectual property rights, whether or not such claims are meritorious, any resulting litigation could be costly and time consuming and would divert the attention of our management and personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements (if available on acceptable terms or at all). We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some or some aspect of our products. We may also need to redesign some of our products or processes to avoid future infringement liability. Any of these adverse consequences could have a material adverse effect on our business and profitability.

Risk factors

Our manufacturing capacity may not be adequate to meet the demands of our business.

If our sales increase substantially, we may need to increase our production capacity. Any prolonged disruption in the operation of our manufacturing facilities or those of our third-party manufacturers could materially harm our business. We cannot assure you that if we choose to scale-up our manufacturing operations, we will be able to obtain regulatory approvals in a timely fashion, which could affect our ability to meet product demand or result in additional costs.

We could experience losses due to product liability claims, product recalls or corrections.

We have in the past been, and continue to be, subject to product liability claims. In connection with our spin-off from Allergan, we assumed the defense of any litigation involving claims related to our business and agreed to indemnify Allergan for all related losses, costs and expenses. As part of our risk management policy, we have obtained third-party product liability insurance coverage. Product liability claims against us may exceed the coverage limits of our insurance policies or cause us to record a self insured loss. A product liability claim in excess of applicable insurance could have a material adverse effect on our business, financial condition and results of operations. Even if any product liability loss is covered by an insurance policy, these policies have substantial retentions or deductibles that provide that we will not receive insurance proceeds until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. The payment of retentions or deductibles for a significant amount of claims could have a material adverse effect on our business, financial condition and results of operations.

In addition, we are subject to medical device reporting regulations that require us to report to the FDA or similar governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall by us could occur as a result of manufacturing errors or design defects, including defects in labeling. We have undertaken voluntary recalls of our products in the past.

Any product liability claim or recall would divert managerial and financial resources and could harm our reputation with customers. We cannot assure you that we will not have product liability claims or recalls in the future or that such claims or recalls would not have a material adverse effect on our business.

In November 2006, we commenced a voluntary recall of eye care solutions, which resulted in a material decrease in eye care sales and increased costs associated with the recall and the necessary corrective measures, including temporary shutdown of production lines in China. This recall also affected our results for the first quarter of 2007. We cannot assure you that we have fully anticipated the impact of this recall on our eye care business or that we will be able to regain our market position, particularly in Asia. We also cannot assure you that we will be able to address all associated manufacturing issues on a timely basis.

If we fail to maintain our relationships with health care providers, customers may not buy our products and our revenue and profitability may decline.

We market our products to numerous health care providers, including eye care professionals, hospitals, ambulatory surgical centers, corporate optometry chains and group purchasing organizations. We have developed and strive to maintain close relationships with members of each of these groups who assist in product research and development and advise us on how to satisfy the full range of surgeon and patient

Risk factors

needs. We rely on these groups to recommend our products to their patients and to other members of their organizations. The failure of our existing products and any new products we may introduce to retain the support of these various groups could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have long-term contracts with our customers.

We generally do not enter into long-term contracts with our customers. As a result, we are exposed to volatility in the market for our products and loss of our customers. As a result, we may not be able to maintain our level of profitability. If we are unable to market our products on terms we find acceptable, our financial condition and results of operations could suffer materially.

Our business is subject to extensive government regulation.

Our products and operations are subject to extensive regulation in the United States by the FDA and various other federal and state regulatory agencies, including with respect to regulatory clearance or approval of our products, clinical and pre-clinical testing, product marketing, sales and distributions, adverse event reporting, prohibitions on fraud and abuse, submission of false claims, kickbacks and rebates, and relationships with physicians and other referral sources. Additionally, in many foreign countries in which we market our products, we are subject to similar regulations.

Before a new medical device or new use of, or claim for, or modification to an existing product can be marketed in the United States, a company may have to apply for and receive either 510(k) clearance or premarket approval. Either process can be expensive, lengthy and unpredictable. Also, the identification or increased frequency of safety or efficacy concerns could result in product recall or withdrawal or revocation of our FDA clearance or premarket approval. Compliance with these regulations is expensive and time-consuming. We, our subcontractors, and third party manufacturers are subject to periodic and unannounced inspections by FDA and governmental authorities to assess compliance. If we fail to comply, the FDA and state or other regulatory agencies have broad enforcement powers, including any of the following sanctions:

➢	warning letters, fines, injunctions, consent decrees, civil penalties and exclusion from participation in federal and state health care programs;

➢	repair, replacement, recall or seizure of our products;

➢	operating restrictions, partial suspension or total shutdown of production;

➢	refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;

➢	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

➢	criminal prosecution and penalties.

Product sales, introductions or modifications may be delayed or canceled as a result of U.S. or foreign regulatory processes, which could cause our sales to decline. Failure to obtain regulatory clearance or approvals of new products or product modifications we develop, any limitations imposed by regulatory agencies on new product uses or the costs of obtaining regulatory clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

We, our subcontractors, and third-party manufacturers are also subject to similar state requirements and licenses. We, our subcontractors, and third-party manufacturers must comply with extensive

Risk factors

recordkeeping and reporting requirements and must make available our manufacturing facilities and records for unannounced and periodic inspections by governmental agencies, including FDA, state authorities and comparable agencies in other countries.

Health care initiatives and other cost-containment pressures could cause us to sell our products at lower prices, resulting in less revenue to us. In the United States, a significant percentage of the patients who receive our intraocular lenses are covered by the federal Medicare program. Changes in coverage or coding policies or reductions in Medicare reimbursement rates and the implementation of other price controls could adversely affect our revenues and financial condition. In addition, changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

The clinical trial process required to obtain regulatory approvals is costly and uncertain, and could result in delays in new product introductions or even an inability to release a product.

The clinical trials required to obtain regulatory approvals for our products are complex and expensive and their outcomes are uncertain. We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in the commercial sale of a product. We may suffer significant setbacks in clinical trials, even after earlier clinical trials showed promising results. Any of our products may produce undesirable side effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. We, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time if they or we believe the trial participants face unacceptable health risks.

Our business is subject to environmental regulations.

Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. Failure to maintain compliance with these regulations could have a material adverse effect on our business or financial condition.

In the future, federal, state or local governments in the United States or foreign countries could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements could have a material adverse effect on our business or financial condition.

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of any one of our management personnel, or our inability to identify, attract, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. Similarly, competition for skilled sales, product

Risk factors

development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of services of a number of key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

We may not be able to hire or retain qualified personnel if we are unable to offer competitive salaries and benefits. If our stock does not perform well, we may have to increase our salaries and benefits, which would increase our expenses and reduce our profitability.

We may be required to satisfy certain indemnification obligations to Allergan, and we may not be able to collect on indemnification rights from Allergan.

Under the terms of our contribution and distribution agreement with Allergan, we and Allergan have each agreed to indemnify each other from and after our spin-off with respect to the debt, liabilities and obligations retained by our respective companies. These indemnification obligations could be significant. The ability to satisfy these indemnities, if called upon to do so, will depend upon the future financial strength of each of our respective companies. We cannot determine whether we will have to indemnify Allergan for any substantial obligations, and we may not have control over the settlement of certain claims and lawsuits that may require partial indemnification by us. We also cannot assure you that, if Allergan is required to indemnify us for any substantial obligations, Allergan will have the ability to satisfy those obligations.

We may be responsible for federal income tax liabilities that relate to the distribution of our common stock by Allergan.

Allergan has received a ruling from the Internal Revenue Service to the effect that the spin-off qualified as a tax-free transaction. If either us or Allergan breach representations to each other or to the Internal Revenue Service, or if we or Allergan take or fail to take, as the case may be, actions that result in the spin-off failing to meet the requirements of a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code, the party in breach will indemnify the other party for any and all resulting taxes. If we were required to pay any of the potential taxes described above, the payment would have a material adverse effect on our financial position.

If laser vision correction is not broadly accepted by both doctors and patients, our business, financial position and results of operations would be materially and adversely impacted.

Our business depends upon broad market acceptance of laser vision correction by both doctors and patients in the United States and key international markets. Our profitability and growth will be largely dependent on increasing levels of market acceptance and procedure growth, especially with regard to our higher-priced CustomVue™ procedure. Potential complications and side effects of laser vision correction include: post-operative discomfort, corneal haze (an increase in the light scattering properties of the cornea) during healing, glare/halos (undesirable visual sensations produced by bright lights), decreases in contrast sensitivity, temporary increases in intraocular pressure in reaction to procedure medication, modest fluctuations in refractive capabilities during healing, modest decrease in best corrected vision (i.e., with corrective eyewear), unintended over- or under-corrections, regression of effect, disorders of corneal healing, corneal scars, corneal ulcers, and induced astigmatism (which may result in blurred or double vision and/or shadow images). Some consumers may choose not to undergo laser vision correction because of these complications or more general concerns relating to its safety and efficacy or a resistance to surgery in general. Alternatively, some consumers may elect to delay undergoing laser vision

Risk factors

correction surgery because they believe improved technology or methods of treatment will be available in the near future. Should either the ophthalmic community or the general population turn away from laser vision correction as an alternative to existing methods of treating refractive vision disorders, or if future technologies replaced laser vision correction, these developments could delay or prevent market acceptance of laser vision correction, which could have a material adverse effect on our business, financial position and results of operations.

The possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business.

Laser vision correction is a relatively new procedure. Consequently, there is no long-term follow-up data beyond ten years that might reveal additional complications or unknown side effects. Any future reported side effects, other adverse events or unfavorable publicity involving patient outcomes resulting from the use of laser vision correction systems manufactured by us or any participant in the laser vision correction market, may have a material adverse effect on our business, financial position, and results of operations.

Less discretionary spending on vision correction could have a negative impact on our business, financial position, and results of operations.

Because laser vision correction is not subject to reimbursement from third-party payors such as insurance companies or government programs, the cost of laser vision correction is typically borne by individuals directly. Accordingly, weak or uncertain economic conditions may cause individuals to be less willing to incur the procedure cost associated with laser vision correction as was evidenced by VISX’s decline in revenues from 2002 compared to 2001 and from 2001 compared to 2000. A decline in economic conditions, especially in the United States, could result in a decline in the number of laser vision correction procedures performed and could have a material adverse effect on our business, financial position, and results of operations.

While we devote significant resources to research and development, our research and development may not lead to new products that achieve commercial success.

Our research and development process is expensive, prolonged, and entails considerable uncertainty. Because of the complexities and uncertainties associated with ophthalmic research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required to market such products successfully. The products currently in our development pipeline may not be approved by regulatory entities and may not be commercially successful, and our current and planned products could be surpassed by more effective or advanced products. If we do not develop successful products, our revenue would be harmed.

Any failure by third party financing entities to satisfy their obligations to us would negatively impact our financial condition.

We have relationships with third party financing entities that purchase our products directly and subsequently lease and/or sell these products to end-user customers, or provide financing directly to customers who purchase products directly from us. Should any third party financing entity or entities fail or refuse to pay us in a timely manner or at all, it could negatively affect our cash flows and could have a material adverse effect on our business, financial position and results of operations.

Risk factors

If any of our employees, consultants or others breach their proprietary information agreements, our competitive position could be harmed.

We protect our proprietary technology, in part, through proprietary information and inventions agreements with employees, consultants and other parties. These agreements with employees and consultants generally contain standard provisions requiring those individuals to assign to us, without additional consideration, inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. If any of our employees, consultants or others breach these agreements our competitors may learn of our trade secrets.

LASIK surgeons may not adopt our femtosecond laser product offering as an attractive alternative to the microkeratome for creating the corneal flap, or adoption may be slower than anticipated.

LASIK surgeons may not continue to adopt our femtosecond laser product offering, or may adopt our technology at a slower rate than we have anticipated, unless they determine, based on experience, clinical data and studies and published journal articles, including peer review articles, that our product offering provides significant benefits or an attractive alternative over the traditional method of creating the corneal flap using the microkeratome. In addition, we believe that recommendations and support of our laser by influential LASIK surgeons are essential for its market acceptance and adoption. If we do not receive support from such surgeons or from the data and experience of users, it may become difficult to have additional LASIK surgeons adopt our product offering. In such circumstances, we may not achieve expected revenues or profits. In order for the adoption rate of our technology to meet our expectations, patients must also continue to be willing to pay for LASIK surgery using our femtosecond product offering despite it being more expensive than LASIK surgery with the microkeratome. LASIK surgeons typically receive more income per eye when using our product offering instead of the traditional microkeratome.

Presently unknown side effects related to the use of our femtosecond laser could emerge in the future.

Use of the IntraLase FS laser to create the LASIK flap is a relatively new technique. Consequently there is no long term follow up data beyond five years that might reveal unknown side effects or complications associated specifically with this technique. The possibility of unfavorable side effects, and any concomitant adverse publicity, could seriously harm our business. In addition to the potential side effects and complications associated with LASIK generally, some LASIK surgeons have observed incidents of transient light sensitivity in patients treated with our system, although this has affected only a small percentage of patients and appears to resolve quickly with treatment. Any future reported adverse outcomes or pattern of side effects involving the use of our laser specifically, or with respect to LASIK procedures generally, could have a material adverse effect on our business, financial condition and results of operations.

Measures we take to ensure collection of femtosecond laser per procedure charges may be inadequate.

Generating per procedure revenues from our installed base of femtosecond lasers is a key aspect of our business. We charge our customers a per procedure fee for each eye treated. This fee is inclusive of a disposable patient interface, which is intended to be used on a single eye and discarded. We typically charge our customers procedure fees based on our shipments to them of per procedure disposable interfaces.

Risk factors

We believe that a small percentage of our customers, in an effort to avoid procedure fees, have in the past used a single patient interface to treat multiple eyes. If this practice (or other fee avoidance practices) were to continue or to proliferate, it could have a material adverse effect on our business.

Our proprietary IntraLASIK software contains a feature which requires the laser to periodically be reprogrammed in order to perform additional procedures. We have introduced technology which allows us to do this remotely using secure activation techniques. Over 90 percent of IntraLase lasers have been upgraded to new software versions that require either remote electronic activation when the customers order procedures or an IntraLase-generated activation code used by the customers at their sites. Secure activation capabilities allow us to align the number of procedures available on the laser with the number of patient interfaces purchased to prevent reuse. However, if these capabilities prove inadequate, or if other fee avoidance methods are devised which we are unable to detect or counter, or if we are unable to enhance all of the lasers in our worldwide installed base, this could have a material adverse effect on our business. By way of example, circumstances that could potentially hamper our enforcement efforts include: theft or disclosure of confidential passwords, improper or unauthorized tampering with laser hardware or software, lack of cooperation from international distributors, inability to obtain access to lasers in the field, legal impediments imposed by foreign jurisdictions and/or counterfeit patient interfaces.

RISKS RELATING TO THE INTRALASE CORP. ACQUISITION

Although we expect that the acquisition will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

Our ability to realize the anticipated benefits of the acquisition will depend, in part, on our ability to integrate the business of IntraLase with our business. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by us. The difficulties of combining the operations of the companies include, among others:

➢	coordinating marketing functions;

➢	unanticipated issues in integrating information, communications and other systems;

➢	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

➢	retaining key employees;

➢	consolidating corporate and administrative infrastructures;

➢	the diversion of management’s attention from ongoing business concerns; and

➢	coordinating geographically separate organizations.

We cannot assure you that the combination of IntraLase with us will result in the realization of the full benefits anticipated from the acquisition.

Use of proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes. We will not receive any cash proceeds from the exchange offer. In exchange for old notes that you tender pursuant to the exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and canceled by us upon receipt and cannot be reissued. The issuance of the new notes under the exchange offer will not result in any increase in our outstanding debt.

The net proceeds from the sale of the old notes on April 2, 2007 were approximately $244.6 million, net of offering costs and fees. We used these net proceeds, together with approximately $533.7 million of borrowings under our new senior credit facility, to finance the acquisition of IntraLase, to pay related fees and expenses and for general corporate purposes.

Capitalization

The following table sets forth our capitalization as of March 30, 2007 on:

➢	an actual basis; and

➢	a pro forma basis after giving effect to the offering, the IntraLase acquisition and receipt of borrowings under the new senior credit facility.

This table should be read together with “Use of proceeds” and the consolidated financial statements and related notes incorporated by reference herein.

	As of March 30, 2007
	Actual(1)	Pro Forma
	(in thousands, except per share data)
Debt:
New senior credit facility—revolving	$—	$83,725
New senior credit facility—term loan	—	450,000
2 1/2% convertible senior subordinated notes due 2024	246,105	246,105
1.375% convertible senior subordinated notes due 2025	105,000	105,000
3.25% convertible senior subordinated notes due 2026	500,000	500,000
Notes offered hereby	—	250,000

Total long-term debt, including current portion	$851,105	$1,634,830
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	$—	$—
Common stock, $.01 par value; authorized 240,000,000 shares; issued 59,512,106 shares	598	598
Additional paid-in capital	1,421,622	1,421,622
Accumulated deficit(2)	(718,411)	(814,511)
Accumulated other comprehensive income	34,478	34,478
Less treasury stock, at cost	(24)	(24)

Total stockholders’ equity	738,263	642,163

Total capitalization	$1,589,368	$2,276,993

(1)	We had no outstanding indebtedness under our prior senior credit facility as of March 30, 2007.
(2)	Pro Forma accumulated deficit includes an adjustment for in-process research and development of $96.1 million from the acquisition of IntraLase. This adjustment is preliminary and is based on our estimate. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation.

Description of other indebtedness

NEW SENIOR CREDIT FACILITY

In April 2007, substantially concurrent with the closing of the IntraLase acquisition, we entered into new senior secured credit facilities consisting of a $300.0 million revolving credit facility and a $450.0 million term loan. Borrowings under each of the facilities will bear interest at the base rate or at LIBOR, plus an applicable margin. The revolving credit facility will mature in April 2013 and the term loan portion of the credit facility will mature in April 2014. The new senior secured credit facilities will be secured by substantially all of our assets and the assets of the guarantors. The credit facilities contain restrictive financial covenants as well as restrictions on, among other things, indebtedness, liens, fundamental changes, dispositions of property, restricted payments, capital expenditures and investments, subject to customary exceptions.

We used the proceeds of the term loan and borrowings made under the revolving credit facility on the closing date together with the proceeds from the notes to:

➢	finance the acquisition of IntraLase;

➢	pay related fees and expenses; and

➢	the remaining we intend to use for other general corporate purposes.

2 1/2% CONVERTIBLE NOTES

On June 22, 2004, we issued $350.0 million of our 2 1/2% convertible senior subordinated notes due 2024 (the “2 1/2% Convertible Notes”), of which $246.1 million remained outstanding as of December 31, 2006. Interest on the 2 1/2% Convertible Notes is payable on January 15 and July 15 of each year, beginning on January 15, 2005. The 2 1/2% Convertible Notes are convertible into 19.9045 shares of common stock for each $1,000 principal amount of such 2 1/2% Convertible Notes (a conversion price of approximately $50.24 per share), subject to adjustment. The 2 1/2% Convertible Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

➢

during any fiscal quarter commencing after September 24, 2004 if the closing sale price of our common stock measured over a specified number of trading days is above 130% of the conversion price then in effect;

➢

subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the 2 1/2% Convertible Notes is less than 95% of the conversion value;

➢	upon the occurrence of specified credit rating events with respect to the notes;

➢	if the 2 1/2% Convertible Notes have been called for redemption;

➢	if a fundamental change occurs; or

➢	upon the occurrence of specified corporate transactions.

We made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any 2 1/2% Convertible Notes converted after December 15, 2004, with any remaining

Description of other indebtedness

amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture governing the 2 1/2% Convertible Notes.

The 2 1/2% Convertible Notes contain put options which may require us to repurchase all or a portion of the 2 1/2% Convertible Notes on January 15, 2010, July 15, 2014 and July 15, 2019 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, and additional interest, if any, plus, under certain circumstances, a make whole premium. Because of the irrevocable election described above, we are required to pay the repurchase price in cash.

1.375% CONVERTIBLE NOTES

On July 18, 2005, we issued $150.0 million of our 1.375% convertible senior subordinated notes due 2025 (the “1.375% Convertible Notes”), of which $105.0 million remained outstanding as of December 31, 2006. Interest on the 1.375% Convertible Notes is payable on January 1 and July 1 of each year, beginning on January 1, 2006. The 1.375% Convertible Notes are convertible into 21.0084 shares of common stock for each $1,000 principal amount of such 1.375% Convertible Notes (a conversion price of approximately $47.60 per share), subject to adjustment. The 1.375% Convertible Notes may be converted, at the option of the holders, on or prior to the trading day preceding June 1, 2011, under certain circumstances, including:

➢

subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the 1.375% Convertible Notes is less than 103% of the conversion value;

➢	if a fundamental change occurs; or

➢	upon the occurrence of specified corporate transactions.

On and after June 1, 2011 and until the final maturity date, subject to certain exceptions, the 1.375% Convertible Notes may be converted, at the option of the holders, regardless of the foregoing conditions. Upon conversion, we will deliver up to $1,000 in cash for the return of principal and if the conversion value exceeds $1,000, then we will deliver shares of common stock to cover such excess value.

The 1.375% Convertible Notes contain put options which may require us to repurchase all or a portion of the 1.375% Convertible Notes on July 1, 2011, July 1, 2016 and July 1, 2021 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, and additional interest, if any, plus, under certain circumstances, a make whole premium.

3.25% CONVERTIBLE NOTES

On June 13, 2006, we issued $500.0 million of our 3.25% convertible senior subordinated notes due 2026 (the “3.25% Convertible Notes”), all of which remain outstanding. Interest on the 3.25% Convertible Notes is payable on February 1 and August 1 of each year, beginning on February 1, 2007. The 3.25% Convertible Notes are convertible into 16.7771 shares of common stock for each $1,000 principal amount of such 3.25% Convertible Notes (a conversion price of approximately $59.61 per share), subject to adjustment. The 3.25% Convertible Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

➢

during any fiscal quarter after the quarter ending September 30, 2004 if the closing sale price of our common stock measured over a specified number of trading days is above 130% of the conversion price then in effect;

Description of other indebtedness

➢

subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the 3.25% Convertible Notes is less than 98% of the conversion value;

➢	if a fundamental change occurs; or

➢	upon the occurrence of specified corporate transactions.

The 3.25% Convertible Notes contain put options which may require us to repurchase all or a portion of the 3.25% Convertible Notes on August 1, 2014, August 1, 2017 and August 1, 2021 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, and additional interest, if any, plus, under certain circumstances, a make whole premium.

The exchange offer

Purpose and Effect of the Exchange Offer

The new notes to be issued in the exchange offer will be exchanged for our old notes due 2017 that we issued on April 2, 2007. On that date, we issued $250 million aggregate principal amount at maturity of 7 1/2% senior subordinated notes due 2017. We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Rule 903 or 904 of Regulation S of the Securities Act. As part of the offering we entered into a registration rights agreement pursuant to which we agreed to:

➢	Use commercially reasonable efforts to file with the Commission, a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer;

➢	use all commercially reasonable efforts to cause that registration statement to become effective under the Securities Act; and

➢	use all commercially reasonable efforts to consummate the exchange offer by September 29, 2007.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to Advanced Medical Optics, Inc.’s Form 8-K filed on April 3, 2007.

For purposes of the exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the “Depositary” or “DTC”) who desires to deliver the old notes by book-entry transfer at DTC. The terms “exchange agent” and “trustee” refer to Wilmington Trust Company.

If we do not comply the provisions described above, or if, in certain circumstances, we do not file a shelf registration statement within certain specified time periods, and in certain other circumstances, additional cash interest (“Liquidated Damages”) will accrue on the affected notes. The rate of Liquidated Damages will be 0.25% per annum for the first 90-day period immediately following the occurrence of the event (the “Registration Default”) requiring payment of Liquidated Damages, increasing by an additional 0.25% per annum, with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum, from and including the date of the Registration Default to, but excluding, the earlier of (1) the date on which all Registration Defaults have been cured or (2) the date on which all the notes otherwise become freely transferable by holders other than our affiliates without further registration under the Securities Act.

Terms of the Exchange Offer

Subject to the terms and conditions of the exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to the exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered.

The exchange offer

The form and terms of the new notes are the same as the form and terms of the old notes except that:

➢	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

➢	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $250 million in aggregate principal amount at maturity of the old notes is outstanding. All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on                     , 2007 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer.

In connection with the exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related Commission rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Other Fees and Costs.”

Conditions to the Exchange Offer; Waivers

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the Commission in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

If we determine in our sole discretion that any of the above conditions are not satisfied, we may (i) refuse to accept any old notes and return all tendered old notes to the tendering holders, (ii) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the old notes (see “—Withdrawal of Tenders”) or (iii) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

The exchange offer

Consequences to Holders of Old Notes Not Tendering in the Exchange Offer

Participation in the exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

➢	to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

➢	in a transaction meeting the requirements of Rule 144 under the Securities Act, if available,

➢	outside the United States to a foreign purchaser in a transaction meeting the requirements of Regulation S under the Securities Act, or

➢

to an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”) that is purchasing at least $100,000 of securities for its own account or for the account of an Institutional Accredited Investor (and based upon an opinion of counsel if we so request),

➢	to us or any of our subsidiaries, or

➢	under an effective registration statement and,

in each case, in compliance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. A holder of the old notes is required to notify any later purchaser from it of the resale restrictions described above. If any resale or other transfer of the old notes is proposed to be made to an Institutional Accredited Investor that is purchasing at least $100,000 of securities for its own account or for the account of an Institutional Accredited Investor while these transfer restrictions are in force, then the transferor shall deliver a letter from the transferee to us and the Trustee, as the case may be, which shall provide, among other things, that the transferee is an Institutional Accredited Investor and that it is acquiring the securities for investment purposes and not for distribution in violation of the Securities Act.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time on                     , 2007 unless we extend the exchange offer, in which case, the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

➢	notify the exchange agent of any extension by oral or written notice; and

➢

issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

➢	to delay accepting any old notes;

➢

to extend the exchange offer or to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “—Conditions to the Exchange Offer” by giving oral or written notice to the exchange agent; or

The exchange offer

➢	to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Effect of Surrendering Old Notes

By surrendering old notes pursuant to the exchange offer, you will be representing to us that, among other things:

➢	you are acquiring the new notes in the ordinary course of your business;

➢	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

➢

if you are a broker-dealer, that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes;

➢	you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

➢	you are not an affiliate of Advanced Medical Optics, Inc. within the meaning of Rule 405 under the Securities Act.

The tender of old notes by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

Interest on the New Notes

The new notes will accrue interest on the same terms as the old notes at the rate of 7 1/2% per year from April 2, 2007. Holders of old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from April 2, 2007.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the

The exchange offer

Securities Act, if you can make the representations set forth above under “—Effect of Surrendering Old Notes.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of Advanced Medical Optics, Inc. as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the new notes without registration is based on Securities and Exchange Commission interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the Securities and Exchange Commission to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the Securities and Exchange Commission’s interpretations applicable to other exchange offers will apply to the exchange offer.

A broker-dealer that purchased old notes for market-making or other trading activities must acknowledge that it must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an “underwriter” within the meaning of the Securities Act. This prospectus may be used by a broker-dealer to resell any of its new notes where such new notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer. See “Plan of distribution” for more information regarding broker-dealers.

Acceptance of Old Notes for Exchange; Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, those unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

To tender in the exchange offer, a holder of old notes must either:

(i)	complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail

The exchange offer

or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii)	comply with the DTC’s Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the expiration date.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “—Exchange Agent” in this prospectus or as set forth in the letter of transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

A holder of old notes who wishes to accept the exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

(i)	inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

(ii)	instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of

The exchange offer

transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old

The exchange offer

notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (i) your old notes are not immediately available, (ii) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or (iii) you cannot complete the procedures for book-entry transfer, prior to the expiration date, you may participate in the exchange offer if:

➢	the tender is made through an eligible institution;

➢

prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

➢

the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration date.

The exchange offer

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth below. The withdrawal notice must:

➢	specify the name of the person who tendered the old notes to be withdrawn;

➢

contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

➢

be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes; and

➢

specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes.

The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility, including time of receipt, of the notices of withdrawal will be determined by us, which determination will be final and binding on all parties.

Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of the exchange offer. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date.

Exchange Agent

Wilmington Trust Company has been appointed the exchange agent for the exchange offer. You should direct any questions and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

For Delivery by Hand, Overnight Delivery, Registered or Certified Mail:	By Facsimile Transmission (for eligible institutions only):
Wilmington Trust Company	(302) 636-4139
Attention: Alisha Clendaniel	Attention: Exchanges
1100 North Market Street
Rodney Square North	For Information by Telephone:
Wilmington, Delaware 19890-1626	(302) 636-6470

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or overnight delivery service.

The exchange offer

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with the exchange offer.

Other Fees and Costs

We will bear the costs of soliciting tenders of the old notes.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

We will also pay other costs to be incurred in connection with the exchange offer, including, among others, accounting and legal fees and printing costs.

Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

Accounting Treatment

Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The costs of the exchange offer will be capitalized as deferred costs and amortized to expense over the term of the exchange notes.

Description of the notes

The old notes were and the new notes will be issued pursuant to an Indenture, dated as of April 2, 2007 (the “Indenture”), by and among us, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The old notes and the new notes are referred to collectively as (the “Notes”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement thereof. You may obtain a copy of the Indenture from us at our address set forth elsewhere in this prospectus.

The following are summaries of certain terms and provisions of the Notes, the Indenture and the Registration Rights Agreement dated as of April 2, 2007 (the “Registration Rights Agreement”), by and among us and the initial purchasers. The following summaries do not purport to be a complete description and are subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes, the Indenture and Registration Rights Agreement. We urge to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

You can find definitions of certain capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this section only, references to the “Issuer,” “we,” “our” or “us” means Advanced Medical Optics, Inc., a Delaware corporation, and its successors in accordance with the terms of the Indenture and does not include any of its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

On the issue date, we issued Notes with a maximum aggregate principal amount of $250.0 million. The Indenture provides, in addition to the $250.0 million aggregate principal amount of Notes being issued on the issue date, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “—Certain Covenants—Limitation on Additional Indebtedness and Disqualified Equity Interests.” Any such Additional Notes would be treated as part of the same series of securities as the Notes and would vote together with the holders of the Notes issued on the issue date as one series on all matters with respect to the Notes. All references to Notes herein includes the Additional Notes, except as stated otherwise.

The Notes will mature on May 1, 2017. The Notes will bear interest at the rate per annum shown on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2007 (each, an “Interest Payment Date”), to the Persons in whose names such Notes are registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office

Description of the notes

or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of Notes at the addresses set forth upon our registry books. If a Holder has given wire transfer instructions to us at least ten Business Days prior to the applicable payment date, we will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. No service charge will be made for any registration of transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Subordination of Notes

The payment of all of our Obligations on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of our Senior Debt, including all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date. The Notes will be equal in right of payment to our other existing and future senior subordinated indebtedness, including our 2 1/2% Notes, our 1.375% Notes and our 3.25% Notes. The Notes also will be structurally subordinated to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries that do not guarantee the Notes.

The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Debt before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than in Permitted Junior Securities) in the event of any distribution to our creditors:

➢	in a total or partial liquidation, dissolution or winding up of us;

➢	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our assets;

➢	in an assignment for the benefit of creditors; or

➢	in any marshalling of our assets and liabilities.

In addition, we may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

➢	a payment default on any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

➢

any other default occurs and is continuing on any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from us or the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

➢	in the case of a payment default, upon the date on which all payment defaults are cured or waived in writing by the holders of the Designated Senior Debt; and

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➢

in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived in writing by the holders of the Designated Senior Debt or the Designated Senior Debt is paid in full in cash or (2) 179 days after the date on which the applicable Payment Blockage Notice is received.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge” will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge” and did not violate the subordination provisions when they were made.

We must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of us, Holders of the Notes may recover less ratably than our creditors who are holders of Senior Debt. See “Risk factors—Risks Relating to the Notes and Our Other Indebtedness—Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors’ senior debt.”

As of December 31, 2006, assuming the offering and related transactions had occurred on that date, we would have had approximately $1.6 billion aggregate principal amount of Senior Debt and $216.3 million of undrawn borrowings available under the Credit Agreement.

SUBORDINATION OF GUARANTEES

Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

NOTE GUARANTEES

Our obligations under the Notes and the Indenture are jointly and severally, irrevocably and unconditionally, guaranteed (the “Note Guarantees”) by each Restricted Subsidiary (i) that is a Domestic Subsidiary (other than the Excluded Subsidiaries) and (ii) each other Restricted Subsidiary that we shall otherwise cause to become a Guarantor pursuant to the terms of the Indenture.

Not all of our Subsidiaries guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries and the Excluded Subsidiaries are not Guarantors. In the event of a bankruptcy, liquidation or reorganization of

Description of the notes

any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of the Indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” we will be permitted to designate any of our Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

➢	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

➢

a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement; and

➢

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Guarantees will be limited as necessary to prevent the Note Guarantees from constituting a fraudulent conveyance under applicable law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by us and the Restricted Subsidiaries; or

(2)	if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively.

OPTIONAL REDEMPTION

Except as set forth below, we will not have the right to redeem any Notes prior to May 1, 2012. At any time or from time to time on or after May 1, 2012, we may redeem the Notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning May 1 of the years indicated, in each case together with accrued and unpaid interest thereon to the date of redemption of the Notes (the “Redemption Date”):

Year	Percentage
2012	103.75%
2013	102.50%
2014	101.25%
2015 and thereafter	100.00%

Redemption with Proceeds from Equity Offerings

At any time or from time to time prior to May 1, 2010, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option from the net cash proceeds of

Description of the notes

one or more Qualified Equity Offerings at a redemption price equal to 107.5% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that (1) at least 65% of the aggregate principal amount of Notes originally issued pursuant to the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

If a Redemption Date hereunder is on or after an interest record date (the “Record Date”) on which the Holders of record have a right to receive the corresponding Interest due and on or before the associated Interest Payment Date, any accrued and unpaid interest due will be paid on the Redemption Date to the Person in whose name a Note is registered at the close of business on such Record Date.

We may acquire Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

SELECTION AND NOTICE OF REDEMPTION

In the event that less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part.

Notices of redemption will be mailed, by first-class mail, at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, unless we default in the payment thereof.

CHANGE OF CONTROL

The Indenture provides that upon the occurrence of any Change of Control, each Holder of Notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Purchase Price”).

Within 30 days following any Change of Control, we will mail, or caused to be mailed, to the Holders of Notes, with a copy to the Trustee, the Change of Control Offer:

(1)	describing the transaction or transactions that constitute the Change of Control;

(2)	offering to purchase, pursuant to the procedures required by the Indenture and described in the notice, on a date specified in the notice, which shall be a Business Day not earlier than 30 days nor

Description of the notes

later than 60 days from the date the notice is mailed (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)	describing the procedures that Holders must follow to accept the Change of Control Offer.

The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law. On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes thereof properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by us.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in principal amount of $1,000 or an integral multiple thereof.

We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The agreements governing our outstanding Senior Debt currently prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our senior lenders to purchase the Notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, we will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that we purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Our obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements

Description of the notes

applicable to a Change of Control Offer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require us to purchase Notes.

We will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, we shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

CERTAIN COVENANTS

The Indenture contains certain covenants that, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a Holder of the Notes.

Limitations on Additional Indebtedness and Disqualified Equity Interests

The Indenture provides that we will not, and we will not permit any of our Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness, other than Permitted Indebtedness, and will not issue any Disqualified Equity Interests; provided, however, that we and any Guarantor may incur additional Indebtedness (including Acquired Indebtedness) or issue Disqualified Equity Interests and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the Notes and the Note Guarantees issued on the Issue Date and the Exchange Notes (as defined below) and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(2)	Indebtedness of the Issuer and any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed $1.0 billion, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “—Limitations on Asset Sales”;

Description of the notes

(3)	Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the Notes and the Credit Facilities (other than Indebtedness referred to in clause (1) and (2));

(4)	Indebtedness of the Issuer or any Restricted Subsidiary under Hedging Obligations entered into for bona fide hedging purposes and not for the purpose of speculation;

(5)	Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)	Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7)	Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $75.0 million;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(9)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (1) or (3) above or this clause (10);

(11)	indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition; and

(12)	Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount at any one time outstanding pursuant to this clause (12) not to exceed 5% of Total Assets.

(13)	Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “Legal Defeasance and Covenant Defeasance.”

(14)	Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $50.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, we

Description of the notes

shall, in our sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described or pursuant to the Coverage Ratio Exception, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (2) above, and may later reclassify any item of Indebtedness described in clauses (1) through (11) or (13) through (14) above or pursuant to the Coverage Ratio Exception (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

The Indenture provides that we will not, and we will not permit any Guarantor to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Guarantor and expressly rank subordinated in right of payment to any of our other Indebtedness or Indebtedness of such Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other of our Indebtedness or the Indebtedness of any Guarantor solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1)	a Default or an Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)	we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)	the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)	50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property used in any Permitted Business received by us either (x) as contributions to our common equity after the Issue Date or (y) from the issuance and sale of Qualified Equity

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Interests after the Issue Date, other than any such proceeds or assets received from a Subsidiary of the Issuer, plus

(c)	the aggregate principal amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by us or any Restricted Subsidiary subsequent to the Issue Date is reduced on our balance sheet upon the conversion or exchange (other than by any of our Subsidiaries) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by us or any Restricted Subsidiary upon such conversion or exchange), plus

(d)	in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by us or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e)	any dividends received by us or a Guarantor after the Issue Date, from an Unrestricted Subsidiary to the extent that such dividends were not otherwise included in Consolidated Net Income for such period, plus

(f)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of our proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of our Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1)	the payment by us or any Restricted Subsidiary of any dividend or distribution on, or redemption of any Equity Interest within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if on the date of declaration or giving of such formal notice, the payment or redemption would have complied with the provisions of the Indenture;

(2)	the redemption of any of our or any Restricted Subsidiary’s Equity Interests in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3)	the redemption of our or any Restricted Subsidiary’s Subordinated Indebtedness (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “—Limitations on Additional Indebtedness and Disqualified Equity Interests” covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if we have complied with the covenants described under “—Change of Control” and “—Limitations on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4)	the redemption of our Equity Interests held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates); provided that the aggregate cash consideration paid for all such redemptions shall not exceed $15.0 million during any calendar year (and up to $7.5 million of such $15.0 million not used in any calendar year may be carried forward to the next succeeding calendar year);

Description of the notes

(5)	repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if the Equity Interests represents a portion of the exercise or exchange price thereof;

(6)	the payment of cash in lieu of fractional Equity Interests;

(7)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of “—Limitations on Mergers, Consolidations, Etc.”; or

(8)	Restricted Payments pursuant to this clause (8) not to exceed $50.0 million in the aggregate from and after the Issue Date;

provided that (a) in the case of any Restricted Payment pursuant to clause (4) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2), (3) or (4) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Equity Interests to us or any Restricted Subsidiary;

(b)	make loans or advances or pay any Indebtedness or other obligation owed to us or any other Restricted Subsidiary; or

(c)	transfer any of its assets to us or any other Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

(1)	any applicable law, regulation or order;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)	non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(4)	agreements as in effect on the date of the Indenture (including, without limitation, the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(5)	any Lien permitted under the Indenture imposed by the holder of such Lien;

(6)	any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(7)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

Description of the notes

(8)	any instrument of a Person acquired by us or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such instrument was entered into by such Person in connection with, as a result of or in contemplation of such acquisition);

(9)	any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that, taken as a whole, are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(10)	customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11)	Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness and Disqualified Equity Interests” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(12)	restrictions on cash or other deposits or net worth imposed by suppliers, landlords or customers under contracts entered into in the ordinary course of business;

(13)	restrictions contained in any Indebtedness incurred by any Foreign Subsidiary under item (12) under the covenant “Limitation on Additional Indebtedness and Disqualified Equity Interests” so long as such Indebtedness is (i) limited to restrictions on such Foreign Subsidiary incurring such Indebtedness and (ii) such Indebtedness was permitted to be incurred under the covenant “Limitation on Additional Indebtedness and Disqualified Equity Interests”; and

(14)	any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are, in the good faith judgment of the our Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by us or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2)	we deliver to the Trustee:

(a)	with respect to any Affiliate Transaction involving aggregate value in excess of $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b)	with respect to any Affiliate Transaction involving aggregate value in excess of $50.0 million, a written opinion as to the fairness of such Affiliate Transaction to us or such Restricted

Description of the notes

Subsidiary from a financial point of view issued by an Independent Financial Advisor to our Board of Directors.

The foregoing restrictions shall not apply to:

(1)	transactions exclusively between or among (a) us and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2)	customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Independent Directors;

(3)	the entering into of a tax sharing agreement, or payments pursuant thereto, between us and/or one or more Subsidiaries, on the one hand, and any other Person with which we or such Subsidiaries are required or permitted to file a consolidated tax return or with which we or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by us and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4)	any Permitted Investment;

(5)	Restricted Payments that are made in accordance with the covenant described under “—Limitations on Restricted Payments”;

(6)	any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because we or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of us or any of our Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(7)	(a) any transaction with an Affiliate where the only consideration paid by us or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests; and

(8)	payments to Affiliates of Intralase, Inc. as part of the merger consideration and related costs that were disclosed in this prospectus.

Limitations on Liens

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) against any of our assets or any assets of a Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)	in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the

Description of the notes

case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation,

in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)	we or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2)	at least 75% of the total consideration for such Asset Sale or a series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a)	the amount (without duplication) of any of our or such Restricted Subsidiary’s Indebtedness (other than Subordinated Indebtedness) that is expressly assumed by the transferee in such Asset Sale and with respect to which we or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

(b)	the amount of any obligations received from such transferee that are within 60 days converted by us or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(c)	the Fair Market Value of (i) any assets (other than securities) received by us or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by us or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by us or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If we or any Restricted Subsidiary engages in an Asset Sale, we or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)	repay Senior Debt or Guarantor Senior Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2)	repay any Indebtedness which was secured by the assets sold in such Asset Sale;

(3)	(A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by us or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or

(4)	make a Net Proceeds Offer (as defined below) and redeem or repurchase Pari Passu Indebtedness in accordance with the procedures described below.

Description of the notes

The amount of Net Available Proceeds not applied or invested as provided in the paragraph above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, we will be required to make an offer (a “Net Proceeds Offer”) to purchase from all Holders of Notes and, if applicable, make an offer to purchase or redeem any of our Pari Passu Indebtedness the provisions of which require us to make an offer to purchase or redeem such Pari Passu Indebtedness with the proceeds from any Asset Sales, in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)	we will (a) make an offer to purchase to all Holders in accordance with the procedures set forth in the Indenture, and (b) make an offer to purchase or redeem any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount of such Excess Proceeds (the “Payment Amount”);

(2)	the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture;

(3)	if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, the Notes to be purchased will be selected on a pro rata basis; and

(4)	upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), we may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

We will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, we shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Indenture provides that we may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of ours as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default or event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)	we would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above,

Description of the notes

in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of our proportionate interest in such Subsidiary on such date.

No Subsidiary shall be designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3)	is a Person with respect to which neither we nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any of our or any Restricted Subsidiary’s Indebtedness, except for any guarantee given solely to support the pledge by us or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to us or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness and Disqualified Equity Interests” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

We may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of our Board of Directors, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Indenture provides that we will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1)	either:

(a)	we will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any

Description of the notes

Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

(2)	immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3)	immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (a) we or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) our or the Successor’s Consolidated Interest Coverage Ratio is not less than our Consolidated Interest Coverage Ratio immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not our Indebtedness immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Upon any consolidation, combination or merger of us or a Guarantor, or any transfer of all or substantially all of our assets in accordance with the foregoing, in which we or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which we or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, us or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, we or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the our or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

If, after the Issue Date, (a) we or any Restricted Subsidiary shall acquire or create another Domestic Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary), (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary or (c) any Excluded Subsidiary guarantees any of our Indebtedness or Indebtedness of a Guarantor, then, in each such case, we shall cause such Restricted Subsidiary to:

(1)	execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of our obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

Description of the notes

(2)	deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, engage, to any material extent, in any business other than the Permitted Business.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, we will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of the Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods applicable to us under Section 13(a) or 15(d) of the Exchange Act:

(1)	all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	all current reports required to be filed with the SEC on Form 8-K.

In addition, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing). In addition, we and the Guarantors have agreed that, for so long as any Notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything to the contrary, we will be deemed to have complied with our obligations in the preceding two paragraphs following the filing of this Exchange Offer Registration Statement and prior to the effectiveness thereof if this Exchange Offer Registration Statement includes the information specified in clause (1) above at the times it would otherwise be required to file such Forms.

EVENTS OF DEFAULT

The Indenture defines an “Event of Default” as:

(1)	our failure to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2)	our failure to pay all or any part of the principal, premium, if any, on the Notes as and when the same becomes due and payable at maturity, by acceleration or otherwise, including, with limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3)	our failure to comply with any of our agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of our obligations to make

Description of the notes

a Change of Control Offer as described under “—Change of Control” (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(4)	our failure to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to us by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)	default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness by us or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, if that default:

(a)	is caused by a failure to pay principal at maturity on such Indebtedness within the applicable express grace period and any extensions thereof; or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $25.0 million or more;

(6)	one or more judgments or orders that exceed $25.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against us or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, bonded, discharged annulled or rescinded within 60 days of being entered;

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to us or any Restricted Subsidiary;

(8)	any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default shall have occurred and be continuing under the Indenture (other than an Event of Default specified in clause (7) above relating to us or any Significant Subsidiary), the Trustee, by written notice to us, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to us and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the final maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

In the event of an acceleration declaration of the Notes because an Event of Default described in clause (5) has occurred and is continuing, such acceleration declaration shall be automatically annulled if the

Description of the notes

payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 60 days after the acceleration declaration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)	has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)	has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any of our Officers becoming aware of any Default, a statement specifying such Default and what action we are taking or propose to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that we may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that we and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to:

(1)	rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes from the funds deposited for that purpose as referred to below;

(2)	our obligations with respect to the Notes concerning issuing temporary Notes, the registration of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trust, duties, and immunities of the Trustee, and our obligation in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

Description of the notes

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer constitute an Event of Default. We may exercise our Legal Defeasance option regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes;

(2)	in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States confirming that:

(a)	we have received from, or there has been published by the Internal Revenue Service, a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or a default under any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit);

(6)	we must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent of preferring the Holders of Notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others; and

(7)	we must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in

Description of the notes

the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, we have irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation;

(b)	we have paid all sums payable by us under the Indenture; and

(c)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, we must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without our prior consent, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders

Description of the notes

of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal of, premium, if any, or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

(1)	reduce, or change the maturity of, the principal of any Note;

(2)	reduce the rate of, or extend the time for, payment of interest on any Note;

(3)	reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption;

(4)	make any Note payable in money or currency other than that stated in the Notes;

(5)	modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)	waive a default in the payment of principal of, premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8)	impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, we, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption by a successor corporation of our or a Guarantor’s obligations under the Notes, the Indenture and/or Subsidiary Guarantee in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc;”

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(6)	to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act; or

(7)	to facilitate the issuance of any Additional Notes so long as the issuance of such Additional Notes is permitted by the covenant “Limitation on Additional Indebtedness and Disqualified Equity Interests.”

Description of the notes

No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt or Guarantor Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt or Guarantor Senior Debt.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

The Indenture provides that no director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any of our obligations under the Notes, the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

CONCERNING THE TRUSTEE

Wilmington Trust Company is the Trustee under the Indenture and has been appointed by us as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

The Indenture, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes

Description of the notes

a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by us or any Restricted Subsidiary to any Person other than us or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any of our assets or any assets or Equity Interests of the Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)	transfers of cash or Cash Equivalents;

(2)	transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)	Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4)	the creation of or realization on any Lien permitted under the Indenture;

(5)	transfers of damaged, worn-out or obsolete equipment or assets that, in our reasonable judgment, are no longer used or useful in our business or the business of the Restricted Subsidiaries;

(6)	sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with our and the Restricted Subsidiaries’ business; and

(7)	any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on

Description of the notes

a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2)	demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3)	commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)	repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(6)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act,

Description of the notes

except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of us;

(2)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by our stockholders was approved by a vote of the majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors;

(3)	(a) all or substantially all of our assets and the assets of our Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Restricted Subsidiary or a Guarantor; or

(4)	we adopt a plan of liquidation or dissolution or any such plan shall be approved by our stockholders.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1)	Consolidated Net Income, plus

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Consolidated Interest Expense of such Person for such period to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(c)	Consolidated Depreciation Expense and Consolidated Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in calculating Consolidated Net Income; plus

(e)	the amount of any non-recurring restructuring charge or reserve deducted (and not added back) in such period in calculating Consolidated Net Income, including costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or

Description of the notes

reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period and the reversal of any accrual of, or cash reserve for, anticipated charges in any period where such accrual or reserve is no longer required); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income;

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Interest Expense in any prior period;

provided, that, to the extent not otherwise included in determining “Consolidated Net Income” or “Consolidated Cash Flow,” Consolidated Cash Flow shall be adjusted by all items that were shown in this prospectus as adjusting EBITDA to derive Adjusted EBITDA.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems any Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Consolidated Interest Coverage Ratio Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests, as if the same had occurred at the beginning of the applicable Four-Quarter Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the Four-Quarter Period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Interest Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Four-Quarter Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma

Description of the notes

effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable Four-Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Interest Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as we may designate.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in calculating Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2)	the product of (a) all cash dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal; plus

(3)	all interest on any Indebtedness described in clause (7) of the definition of Indebtedness; plus

(4)	the interest portion of any deferred payment obligations; plus

(5)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)	the net income of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any Restricted Subsidiary during such period;

Description of the notes

(2)	except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)	the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4)	for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)	the following, solely to the extent they are non-cash items:

(i)	cumulative effect of a change in accounting principles;

(ii)	write-off of any debt issuance costs;

(iii)	gains or losses from discontinued operations;

(iv)	unrealized gains and losses with respect to Hedging Obligations;

(v)	unrealized gains and losses relating to mark-to-market Indebtedness denominated in foreign currencies;

(vi)	deferred financing costs and premiums written off and other net gains or losses in connection with any early extinguishment of Indebtedness;

(vii)	gains or losses realized by any Asset Sale by the Issuer or any Restricted Subsidiary (other than in the ordinary course of business);

(viii)	impairment charges relating to goodwill resulting from the application of Statement of Financial Accounting Standards No. 142 and 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standard No. 141;

(ix)	any stock based compensation expense related to the application of Statement of Financial Accounting Standard No. 123R; and

(x)	extraordinary, unusual, non-operating or nonrecurring gains, losses or charges together with any related provision for taxes on any such extraordinary or nonrecurring gains or losses);

(6)	cash charges related to the IntraLase acquisition in an amount not to exceed $30.0 million incurred within 12 months following the Issue Date.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (11) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date, in the good faith determination of (i) our Board of Directors or a duly authorized committee thereof for transactions in excess of $10.0 million, or (ii) our management for transactions up to $10.0 million.

“Credit Agreement” means that certain credit agreement, dated as of April 2, 2007, by and among the Issuer, the guarantors from time to time party thereto, each lender from time to time party thereto, UBS

Description of the notes

Securities LLC, as joint lead arranger, joint bookmanager and syndication agent, Banc of America Securities LLC, as joint lead arranger and joint bookmanager, Goldman Sachs Credit Partners L.P., as joint bookmanager and documentation agent and Bank Of America, N.A., as Administrative Agent and in certain other capacities specified therein, and other agents party thereto from time to time.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exchangeable or exercisable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, exchangeable or exercisable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

Description of the notes

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in such shares or other interests in such Person but excluding from all of the foregoing any debt securities convertible into Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” shall mean AMO Nominee Holdings, LLC, AMO Spain Holdings, LLC and AMO U.K. Holdings, LLC.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by (i) our Board of Directors or a duly authorized committee thereof for transactions in excess of $25.0 million, or (ii) our management for transactions up to $25.0 million.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a

Description of the notes

petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)	all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1)	any Indebtedness of such Guarantor to the Issuer or any of its Subsidiaries;

(2)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its other Subsidiaries (including, without limitation, amounts owed for compensation);

(3)	obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)	Indebtedness represented by Disqualified Equity Interests;

(5)	any liability for taxes owed or owing by such Guarantor;

(6)	that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness and Disqualified Equity Interests” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Guarantors” means each Restricted Subsidiary of the Issuer that is a Domestic Subsidiary on the Issue Date (other than the Excluded Subsidiaries), and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such

Description of the notes

Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, debentures, notes or other similar instruments, and (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(2)	all liabilities and obligations, contingent or otherwise, of such Person (i) evidenced by banker’s acceptances or similar instruments issued or accepted by banks, and (ii) evidenced by letters of credit, letters of guaranty and similar credit transactions;

(3)	all Disqualified Equity Interests of such Person (measured at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price);

(4)	all Capitalized Lease Obligations of such Person;

(5)	all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(6)	all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(7)	all Attributable Indebtedness; and

(8)	all Hedging Obligations of such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (5), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

For purposes hereof, the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the fair market value of such Disqualified Equity Interests, such fair market to be determined in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

“Independent Director” means a director of the Issuer who:

(1)	is independent with respect to the transaction at issue;

Description of the notes

(2)	does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3)	has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Investments” of any Person means:

(1)	all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)	all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

Description of the notes

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)	brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2)	provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be paid to any Person (other than us or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5)	appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)	as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any of our or any Guarantor’s Indebtedness that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by us and our Subsidiaries on the Issue Date as described in this prospectus and any and all businesses that, in the good faith judgment of the Board of Directors, are reasonably related thereto or reasonable extensions thereof.

Description of the notes

“Permitted Investment” means:

(1)	Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or any Restricted Subsidiary;

(2)	Investments in the Issuer by any Restricted Subsidiary;

(3)	Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(4)	cash and Cash Equivalents;

(5)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(6)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7)	Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(8)	lease, utility and other similar deposits in the ordinary course of business;

(9)	Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(10)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

(11)	other Investments in an aggregate amount not to exceed $50.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that no Investment made in reliance on this clause (11) shall be made in any Person that is the direct or indirect holder of a majority of the outstanding Equity Interests of the Issuer.

The amount of Investments outstanding at any time pursuant to clause (11) above shall be deemed to be reduced:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clause (11) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (11) above.

“Permitted Junior Securities” means:

(1)	Equity Interests in the Issuer or any Guarantor; or

(2)	debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt issued in exchange

Description of the notes

for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect therefor;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)	judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6)	easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of our or a Restricted Subsidiaries’ business taken as a whole;

(7)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)	Liens securing all of the Notes and any Note Guarantee;

Description of the notes

(13)	Liens securing Hedging Obligations of the Issuer or any Restricted Subsidiary entered into for bona fide hedging purposes and not for the purpose of speculation;

(14)	Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15)	Liens in favor of the Issuer or a Guarantor;

(16)	Liens securing Indebtedness under the Credit Facilities;

(17)	Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)	Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19)	Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with us or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)	Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (16), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens securing Senior Debt or Guarantor Senior Debt; and

(23)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $30.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

Description of the notes

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any other Person who is, prior to such issuance and sale, an Affiliate of the Issuer; provided, however, that cash proceeds therefrom equal to not less than the redemption price of the Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “—Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund defease, discharge or otherwise retire for value.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)	the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)	the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)	if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari

Description of the notes

passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4)	the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6)	the proceeds of the Refinancing Indebtedness shall be used substantially concurrent with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the incurrence of the Refinancing Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers of the Notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Payment” means any of the following:

(1)	the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders of Equity Interests of the Issuer or any Restricted Subsidiary (in their capacities as such), including, without limitation, any payment in connection with any merger or consolidation involving us but excluding, in each case, (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)	the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving us but excluding any such Equity Interests held by us or any Restricted Subsidiary;

(3)	any Investment other than a Permitted Investment; or

(4)	any payment or redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary).

Description of the notes

For the avoidance of doubt, “Restricted Payments” shall not include any payment we are required to make upon the conversion of our senior subordinated convertible notes outstanding on the Issue Date.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)	all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1)	any Indebtedness of the Issuer to any of its Subsidiaries;

(2)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)	obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

Description of the notes

(4)	Indebtedness represented by Disqualified Equity Interests;

(5)	any liability for taxes owed or owing by the Issuer;

(6)	that portion of any Indebtedness incurred in violation of the “Limitations on Additional Indebtedness and Disqualified Equity Interests” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) under “—Events of Default” has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (9) of the provisions described under “—Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total Assets” means, as of any date of determination, the sum of the amounts that would appear on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as the total assets (after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items) of the Issuer and its Restricted Subsidiaries.

“Total Tangible Assets” means, as of any date, the total amount of tangible assets of the Issuer and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

Description of the notes

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Material United States federal income tax considerations

The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

EXCHANGE OF OLD NOTES FOR NEW NOTES

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange.

Plan of distribution

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which each such broker-dealer has notified us that such broker-dealer has resold all of the new notes acquired by it in the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For such period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The initial purchasers of the old notes have advised us that following completion of the exchange offer they intend to make a market in the new notes to be issued in the exchange offer. However, the initial purchasers are under no obligation to do so and any market activities with respect to the new notes may be discontinued at any time.

Legal matters

Certain legal matters regarding the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to Advanced Medical Optics, Inc.’s Current Report on Form 8-K dated May 2, 2007 and the financial statement schedule incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Advanced Medical Optics, Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IntraLase Corp. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, incorporated in this prospectus by reference from Advanced Medical Optics, Inc.’s Current Report on Form 8-K/A dated April 23, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in its method of accounting for share-based compensation in 2006) which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Surgical Ophthalmic Business (the Business), a business within Pfizer Inc.’s Global Pharmaceutical Group, as of and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report indicates that the combined financial statements were prepared to present the net assets to be sold and the direct revenues and direct operating expenses of the Business, pursuant to the basis of presentation as described in note 2 and the purchase agreement as described in note 11 of the combined financial statements, and are not intended to be a complete presentation of the Business’s financial position, results of operations or cash flows. Additionally, the audit report states that the fiscal year of the non-U.S. operations was changed to November 30 and the combined statement of direct revenues and direct operating expenses includes the results for the 11 months ended November 30, 2003, for the non-U.S. operations of the Business.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “EYE” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. We incorporate by reference the documents listed below:

➢	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007;

➢	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2007, filed on May 9, 2007;

➢

our Current Reports on Form 8-K, dated and filed on January 10, 2007, dated and filed on February 12, 2007, dated on February 14, 2007 (filed on February 15, 2007), dated on March 19, 2007 (filed on March 20, 2007), dated on March 20, 2007 (filed on March 21, 2007, other than information in such filing that is deemed, under SEC rules, to have not been filed), dated on March 27, 2007 (filed on March 28, 2007), dated on April 2, 2007 (filed on April 3, 2007, as amended on April 23, 2007), dated and filed on May 2, 2007, dated and filed on May 29, 2007, and dated on May 29 (filed on May 30, 2007); and

➢

our Current Reports on Form 8-K/A, filed on September 9, 2004 (solely with respect to the information set forth in (i) the audited combined statements of net assets to be sold of the Business (as defined therein) as of December 31, 2003, 2002 and 2001, audited combined statements of direct revenues and direct operating expenses of the Business for each of the years ended December 31, 2003, 2002 and 2001, and the accompanying notes to the financial statements relating thereto, and (ii) the unaudited combined statement of net assets to be sold of the Business as of June 26, 2004, the unaudited combined statements of direct revenues and direct operating expenses of the Business for the six months ended June 26, 2004 and June 29, 2003, and the accompanying notes to the financial statements relating thereto) and July 13, 2005 (solely with respect to the information set forth in (i) the audited consolidated balance sheets of VISX as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and the accompanying notes to consolidated financial statements relating thereto and (ii) the unaudited condensed consolidated interim balance sheets of VISX as of March 31, 2005 and December 31, 2004 and the unaudited condensed consolidated interim statements of operations and cash flows for the three months ended March 31, 2005 and 2004, and the accompanying notes to the financial statements relating thereto).

Pursuant to SEC guidance, we are required to file financial information of our guarantor subsidiaries pursuant to Article 3-10 of Regulation S-X. We have included in a Current Report on Form 8-K filed on May 2, 2007 the information required by Article 3-10(f) of regulation S-X in our Consolidated Financial Statements. The revised Consolidated Financial Statements so contained in the Current Report on Form 8-K, which is incorporated by reference in this prospectus, supersede the corresponding sections of our Annual Report on Form 10-K for the year ended December 31, 2006.

Where you can find more information

Information included in Current Reports on Form 8-K that is deemed under SEC rules not to have been “filed” is expressly not incorporated by reference herein.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Tel.: (714) 247-8465

Attention: Mark Levin

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

If at any time during the two-year period following the later of the date of original issue of the notes and the date of issue with respect to additional notes, if any, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than the date indicated on the front cover, or that any information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

ADVANCED MEDICAL OPTICS, INC.

Offer to Exchange $250,000,000 of its

7 1/2% Senior Subordinated Notes Due 2017,

Registered under the Securities Act,

for $250,000,000 of its Outstanding Unregistered

7 1/2% Senior Subordinated Notes Due 2017

PROSPECTUS

Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

For Delivery by Hand, Overnight Delivery, Registered or Certified Mail:	By Facsimile Transmission (for eligible institutions only):
Wilmington Trust Company	(302) 636-4145
Corporate Capital Markets	Attention: Exchanges
1100 North Market Street
Rodney Square North	For Information by Telephone:
Wilmington, Delaware 19890-1626	(302) 636-6470

                    , 2007

Part II

Information not required in prospectus

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL empowers AMO to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that AMO may purchase insurance on behalf of any of its respective directors, officers, employees or agents.

Article Eighth of the AMO certificate of incorporation provides for indemnification of the officers and directors of AMO to the full extent permitted by the DGCL.

AMO has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that AMO will indemnify and hold harmless such persons against any and all “Payments,” except to the extent AMO shall have indemnified and held harmless such persons otherwise than pursuant to the indemnification agreement, such person shall have received payment on account of such Payments pursuant to one or more valid and collectible insurance policies or such indemnification by AMO is prohibited by applicable law. “Payment” is defined as any and all amounts which the indemnitee is or becomes legally obligated to pay in connected with a “Covered Claim,” including, without limitation, damages, judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement, costs of investigation, attorneys’ fees, costs of investigative, judicial or administrative proceedings or appeals, and costs of attachment or similar bonds. “Covered Claim” is defined as any claim against the indemnitee based upon or arising out of any past, present or future act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which indemnitee may commit, omit or suffer while acting in his or her capacity as a director or officer of AMO and solely because of being a director or officer of AMO, as the case may be; provided, however, that a Covered Claim does not include any amounts paid or payable by the indemnitee with respect to any claim that is based upon and arises out of (i) the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not legally entitled, (ii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of AMO within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law, or (iii) the indemnitee’s knowingly fraudulent, deliberately dishonest or willful misconduct. “Covered Claim” includes any claim made against the lawful spouse of the indemnitee for claims arising solely out of the indemnitee’s capacity as the spouse of the indemnitee.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

➢	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

➢	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

➢	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

➢	for any transaction from which the director derived an improper personal benefit.

Article Eighth of the AMO certificate of incorporation eliminates the liability of a director of AMO to AMO or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Item 21. Exhibits and Financial Statement Schedules

(a)

Exhibit Number		Exhibit Description
3.1	(a)	Amended and Restated Certificate of Incorporation of Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Registration Statement on Form 10 (“Form 10”) filed May 6, 2002).

3.1	(b)	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q filed on August 3, 2005).

3.2		Amended and Restated Bylaws of Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 3.2 of Advanced Medical Optics, Inc.’s Registration Statement on Amendment No. 2 to Form 10 filed May 6, 2002).

4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 2 to Form 10 filed on May 6, 2002).

4.2		Rights Agreement, dated as of June 24, 2002, between Advanced Medical Optics, Inc. and Mellon Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of Advanced Medical Optics, Inc.’s Current Report on Form 8-K filed June 25, 2002).

4.3		Indenture, dated as of June 22, 2004, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed on June 23, 2004).

4.4		Registration Rights Agreement, dated as of June 22, 2004, among Advanced Medical Optics, Inc. and Lehman Brothers Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as Initial Purchasers (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K filed on June 23, 2004).

4.5		Indenture, dated as of July 18, 2005, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed on July 19, 2005).

4.6		Registration Rights Agreement, dated as of July 18, 2005, between Advanced Medical Optics, Inc. and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC, as the Initial Purchasers (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K filed on July 19, 2005).

4.7		Indenture, dated as of June 13, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed on June 13, 2006).

4.8		Registration Rights Agreement dated as of June 13, 2006, among Advanced Medical Optics, Inc., Goldman Sachs & Co., Banc of America Securities, UBS Securities LLC, PNC Capital Markets LLC, and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on June 13, 2006).

Exhibit Number	Exhibit Description
4.9	First Supplemental Indenture, dated as of August 15 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.9 to Form S-3, Automatic Shelf Registration, filed on August 18, 2006).

4.10	Indenture, dated as of April 2, 2007, by and among Advanced Medical Optics, Inc., the guarantors named therein and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 10.1 of Form 8-K filed on April 3, 2007).

4.11	Supplemental Indenture, dated as of April 2, 2007, by and among Advanced Medical Optics, Inc., IntraLase Corp., the guarantors named therein and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 10.2 of Form 8-K filed on April 3, 2007).

4.12	Registration Rights Agreement, dated as of April 2, 2007, by and among Advanced Medical Optics, Inc., the guarantors named therein and UBS Securities LLC, Goldman Sachs & Co. and Banc of America Securities LLC (incorporated by reference to Exhibit 10.3 of Form 8-K filed on April 3, 2007).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.

10.1	Contribution and Distribution Agreement, dated as of June 24, 2002, by and between Allergan, Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.1 of Form S-4 Registration Statement filed on August 8, 2002).

10.2	Employee Matters Agreement, dated as of June 24, 2002, by and between Allergan, Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.3 of Form S-4 Registration Statement filed on August 8, 2002).

10.3	Tax Sharing Agreement, dated as of June 24, 2002, by and between Allergan, Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.4 of Form S-4 Registration Statement filed on August 8, 2002).

10.4	Employment Agreement, dated as of January 18, 2002, by and between Advanced Medical Optics, Inc. and James Mazzo (incorporated by reference to Exhibit 10.8 of Form 10).*

10.5(a)	Form of Employment Agreement between Advanced Medical Optics, Inc. and those parties identified on Exhibit 10.5(b) (incorporated by reference to Exhibit 10.9(a) of Form 10).*

10.5(b)	Updated Schedule of parties to the Employment Agreement filed as Exhibit 10.5(a) (incorporated by reference to Exhibit 10.6(b) of Annual Report on Form 10-K filed on March 2, 2005).*

10.5(c)	Employment Agreement, dated as of June 28, 2002, by and between Advanced Medical Optics, Inc. and Holger Heidrich (incorporated by reference to Exhibit 10.20 of Form S-4 Registration Statement filed on August 8, 2002).*

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 of Form S-4 Registration Statement filed on August 8, 2002).*

10.7(a)	Form of Change in Control Agreement between Advanced Medical Optics, Inc. and those parties identified on Exhibit 10.7(b) (incorporated by reference to Exhibit 10.7 of Current Report on Form 8-K filed on May 18, 2005).*

10.7(b)	Schedule of executive officers party to the Change in Control Agreement filed as Exhibit 10.7(a) (incorporated by reference to Exhibit 10.7(b) of the Form 10-K filed on March 1, 2007).*

Exhibit Number	Exhibit Description
10.8(a)	Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.8 of Form S-4 Registration Statement filed on August 8, 2002).*

10.8(b)	First Amendment to Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on November 8, 2002).*

10.8(c)	2006 Performance Objective under the Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.8(e) of Annual Report on Form 10-K filed on March 14, 2006).*

10.8(d)	2007 Performance Objective under the Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.8(d) of the Form 10-K filed on March 1, 2007).*

10.9(a)	Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.1 of Form S-8 Registration Statement filed on June 21, 2002).*

10.9(b)	First Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.10(b) of Annual Report on Form 10-K filed on March 14, 2003).*

10.9(c)	Second Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on November 6, 2003)*

10.9(d)	Third Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.9(d) of Annual Report on Form 10-K filed on March 14, 2006).*

10.9(e)	Fourth Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.9(e) of the Form 10-K filed on March 1, 2007).*

10.9(f)	Fifth Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed on May 9, 2007).*

10.10(a)	Amended and Restated Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan (incorporated by reference to Exhibit A to Proxy Statement for the 2004 Annual Meeting of Stockholders filed on April 15, 2004).*

10.10(b)	First Amendment to Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on November 23, 2004).*

10.11(a)	Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 99.10 of Form S-8 Registration Statement filed on May 27, 2005).*

10.11(b)	Form of Nonqualified Stock Option Grant Terms and Conditions under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(c)	Form of Employee Restricted Unit Grant Terms and Conditions under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(d)	Form of Employee Restricted Stock Grant Terms and Conditions under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(e)	Form of Nonemployee Director Restricted Stock Grant Agreement under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(f)	Form of Performance Award Agreement under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of Current Report on Form 8-K filed on May 18, 2005).*

Exhibit Number	Exhibit Description
10.12(a)	Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 of Form S-8 Registration Statement filed on June 21, 2002).*

10.12(b)	First Amendment to Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on November 2, 2004).*

10.12(c)	Amended and Restated Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.8 of Form S-8 Registration Statement filed on May 27, 2005).*

10.13(a)	Advanced Medical Optics, Inc. International Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of Form S-8 Registration Statement filed on June 21, 2002).*

10.13(b)	First Amendment to Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on November 2, 2004).*

10.13(c)	Amended and Restated Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan (incorporated by reference to Exhibit 99.9 of Form S-8 Registration Statement filed on May 27, 2005).*

10.14(a)	Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 of Form S-8 Registration Statement filed on June 21, 2002).*

10.14(b)	First Amendment to Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.4 of Quarterly Report on Form 10-Q filed on November 6, 2003).*

10.15	Advanced Medical Optics, Inc. 2005 Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.15 of Annual Report on Form 10-K filed on March 2, 2005).*

10.16	Consent to Sublease and Second Amendment to Lease, dated as of May 24, 2002, by and among Andrew Place Two LLC, as landlord, Ingram Micro, Inc., as tenant and Advanced Medical Optics, Inc., as subtenant (incorporated by reference to Exhibit 10.5 of Quarterly Report on Form 10-Q filed on June 24, 2002).

10.17	Sublease Agreement, dated as of May 24, 2002, by and between Advanced Medical Optics, Inc. and Ingram Micro, Inc. for the premises located at 1700 East St. Andrew Place, Santa Ana, California 92705 (incorporated by reference to Exhibit 10.6 of Quarterly Report on Form 10-Q filed on June 24, 2002).

10.18	Information Technology Services Agreement, dated August 23, 2002, by and between Advanced Medical Optics, Inc. and Siemens Business Services, Inc. (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on November 8, 2002).

10.19	Credit Agreement, dated April 2, 2007, by and among Advanced Medical Optics, Inc., the guarantors party thereto, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P., as documentation agent, Bank of America N.A., as administrative agent, swing line lender and L/C issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.4 to Form 8-K filed on April 3, 2007).

10.20	Manufacturing and Supply Agreement, dated November 10, 2003, by and between Advanced Medical Optics, Inc. and Nicholas Piramal India Limited (confidential portions have been omitted and filed separately with the Commission) (incorporated by reference to Exhibit 10.28 of Annual Report on Form 10-K filed on March 12, 2004).

Exhibit Number	Exhibit Description
10.21	Stock and Asset Purchase Agreement, dated as of April 21, 2004, by and between Pfizer Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on May 3, 2004).

10.22(a)	Agreement and Plan of Merger, dated as of November 9, 2004, by and among Advanced Medical Optics, Inc., Vault Merger Corporation, and VISX, Incorporated (“VISX Merger Agreement”) (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed on November 10, 2004).

10.22(b)	Amendment No. 1, dated as of December 3, 2004, by and among Advanced Medical Optics, Inc., Vault Merger Corporation, and VISX, Incorporated), to amend the VISX Merger Agreement (incorporated by reference to Exhibit 2.2 of Form S-4 Registration Statement filed on December 6, 2004).

10.22(c)	Amendment No. 2, dated as of March 17, 2005, by and among Advanced Medical Optics, Inc., Vault Merger Corporation, and VISX, Incorporated, to amend the VISX Merger Agreement, as amended (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed on March 22, 2005).

10.23	VISX, Incorporated 2001 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 99.2 of Form S-8 Registration Statement filed on May 27, 2005).*

10.24	VISX, Incorporated 2000 Stock Plan (incorporated by reference to Exhibit 99.4 of Form S-8 Registration Statement filed on May 27, 2005).*

10.25	VISX, Incorporated 1995 Director Option and Stock Deferral Plan (incorporated by reference to Exhibit 99.5 of Form S-8 Registration Statement filed on May 27, 2005).*

10.26	VISX, Incorporated 1995 Stock Plan (incorporated by reference to Exhibit 99.6 of Form S-8 Registration Statement filed on May 27, 2005).*

10.27	Lease dated July 16, 1992 between VISX, Incorporated and Sobrato Interests, a California limited partnership, as amended on October 2, 1992, March 8, 1996 and March 29, 2002 (incorporated by reference to Exhibit 10.7 of VISX, Incorporated’s Current Report on Form 8-K filed on November 18, 2004).

10.28	Lease Agreement dated February 9, 2007, between Advanced Medical Optics, Inc. and TriNet Milpitas Associates, LLC for the premises located at 510 Cottonwood Drive, Milpitas, California (incorporated by reference to Exhibit 10.28 of the Form 10-K filed on March 1, 2007).

10.29	Confidential Settlement Agreement, dated as of June 30, 2006, between Advanced Medical Optics, Inc. and Alcon, Inc., Alcon Laboratories, Inc. and Alcon Manufacturing Ltd. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on August 9, 2006).

10.30	Master Confirmation between Advanced Medical Optics, Inc. and Goldman, Sachs & Co. dated as of June 7, 2006 (confidential portions have been omitted and filed separately with the Commission) (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on August 9, 2006).

10.31	Supplemental Confirmation between Advanced Medical Optics, Inc. and Goldman, Sachs & Co. dated as of June 7, 2006 (confidential portions have been omitted and filed separately with the Commission) (incorporated by reference to Exhibit 10.4 of Quarterly Report on Form 10-Q filed on August 9, 2006).

Exhibit Number	Exhibit Description
10.32	Agreement and Plan of Merger, dated as of January 5, 2007, by and among Advanced Medical Optics, Inc., Ironman Merger Corporation, a wholly owned subsidiary of Advanced Medical Optics, Inc., and IntraLase Corp. (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed on January 10, 2007).

10.33	IntraLase Corp. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of Form S-8 filed on April 3, 2007).

10.34	Industrial Lease, dated September 7, 2000, between the Irvine Company and IntraLase Corp. (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

10.35	Lease, dated January 31, 2005, between 9701 Jeronimo Holdings, LLC and IntraLase Corp. (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

10.36	Consulting Agreement entered into May 21, 2007 between Advanced Medical Optics, Inc. and Robert J. Palmisano (incorporated by reference to Exhibit 99.2 of Current Report on Form 8-K filed on May 29, 2007).

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

23.1	Consent of PricewaterhouseCoopers LLP related to AMO’s consolidated financial statements.

23.2	Consent of KPMG LLP related to VISX’s consolidated financial statements.

23.3	Consent of KPMG LLP related to the combined financial statements of the Surgical Opthalmic Business of Pfizer.

23.4	Consent of Deloitte & Touche LLP related to IntraLase’s consolidated financial statements.

24.1	Power of Attorney (included in Part II to this Registration Statement).

25.1	Statement of Eligibility of Trustee on Form T-1 (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

99.1	Letter of Transmittal (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

99.2	Notice of Guaranteed Delivery (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

99.3	Instruction Letter from Beneficial Owner (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

*	Management contract or compensatory plan or arrangement.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145©, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933

(the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, AMO has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner Executive Vice President, Administration, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* James V. Mazzo	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 29, 2007

* Richard A. Meier	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	May 29, 2007

* Robert F. Gallagher	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 29, 2007

* Christopher G. Chavez	Director	May 29, 2007

* Elizabeth H. Dávila	Director	May 29, 2007

* William J. Link, Ph.D.	Director	May 29, 2007

* Michael A. Mussallem	Director	May 29, 2007

* Deborah J. Neff	Director	May 29, 2007

Robert J. Palmisano	Director	May 29, 2007

* /s/ AIMEE S. WEISNER Aimee S. Weisner Attorney-in-Fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

AMO HOLDINGS, INC.

By:	/s/ JAMES V. MAZZO
James V. Mazzo President

Power of attorney

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	President	May 29, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Vice President and Chief Financial Officer	May 29, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller	May 29, 2007

/s/ AIMEE S. WEISNER Aimee S. Weisner	Director	May 29, 2007

/s/ VINCENT E. SCULLIN, JR. Vincent E. Scullin, Jr.	Director	May 29, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

AMO USA, INC.

By:	/s/ JAMES V. MAZZO
James V. Mazzo President

Power of attorney

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	President and Director	May 29, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Vice President and Chief Financial Officer	May 29, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller	May 29, 2007

/s/ AIMEE S. WEISNER Aimee S. Weisner	Director	May 29, 2007

/s/ VINCENT E. SCULLIN, JR. Vincent E. Scullin, Jr.	Director	May 29, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

INTRALASE CORP.

By:	/s/ JAMES V. MAZZO
James V. Mazzo President and Chief Executive Officer

Power of attorney

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	President and Chief Executive Officer	May 29, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Vice President and Chief Financial Officer	May 29, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller	May 29, 2007

/s/ AIMEE S. WEISNER Aimee S. Weisner	Director	May 29, 2007

/s/ VINCENT E. SCULLIN, JR. Vincent E. Scullin, Jr.	Director	May 29, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

QUEST VISION TECHNOLOGY, INC.

By:	/s/ JAMES V. MAZZO
James V. Mazzo President

Power of attorney

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	President and Director	May 29, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Vice President and Chief Financial Officer	May 29, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller	May 29, 2007

/s/ AIMEE S. WEISNER Aimee S. Weisner	Director	May 29, 2007

/s/ VINCENT E. SCULLIN, JR. Vincent E. Scullin, Jr.	Director	May 29, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

VISX, INCORPORATED

By:	/s/ JAMES V. MAZZO
James V. Mazzo Chief Executive Officer

Power of attorney

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	Chief Executive Officer	May 29, 2007

/s/ DOUGLAS H. POST Douglas H. Post	President and Director	May 29, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Vice President, Chief Financial Officer and Director	May 29, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller	May 29, 2007

/s/ ELIZABETH H. DAVILA Elizabeth H. Davila	Director	May 29, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Santa Ana, California, on May 29, 2007.

WAVEFRONT SCIENCES, INC.

By:	/s/ JAMES V. MAZZO
James V. Mazzo President

Power of attorney

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	President	May 29, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Vice President and Chief Financial Officer	May 29, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller	May 29, 2007

/s/ AIMEE S. WEISNER Aimee S. Weisner	Director	May 29, 2007

/s/ VINCENT E. SCULLIN, JR. Vincent E. Scullin, Jr.	Director	May 29, 2007

Exhibit index

Exhibit Number	Exhibit Description
3.1(a)	Amended and Restated Certificate of Incorporation of Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Registration Statement on Form 10 (“Form 10”) filed May 6, 2002).

3.1(b)	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q filed on August 3, 2005).

3.2	Amended and Restated Bylaws of Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 3.2 of Advanced Medical Optics, Inc.’s Registration Statement on Amendment No. 2 to Form 10 filed May 6, 2002).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 2 to Form 10 filed on May 6, 2002).

4.2	Rights Agreement, dated as of June 24, 2002, between Advanced Medical Optics, Inc. and Mellon Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of Advanced Medical Optics, Inc.’s Current Report on Form 8-K filed June 25, 2002).

4.3	Indenture, dated as of June 22, 2004, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed on June 23, 2004).

4.4	Registration Rights Agreement, dated as of June 22, 2004, among Advanced Medical Optics, Inc. and Lehman Brothers Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as Initial Purchasers (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K filed on June 23, 2004).

4.5	Indenture, dated as of July 18, 2005, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed on July 19, 2005).

4.6	Registration Rights Agreement, dated as of July 18, 2005, between Advanced Medical Optics, Inc. and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC, as the Initial Purchasers (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K filed on July 19, 2005).

4.7	Indenture, dated as of June 13, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed on June 13, 2006).

4.8	Registration Rights Agreement dated as of June 13, 2006, among Advanced Medical Optics, Inc., Goldman Sachs & Co., Banc of America Securities, UBS Securities LLC, PNC Capital Markets LLC, and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on June 13, 2006).

4.9	First Supplemental Indenture, dated as of August 15 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.9 to Form S-3, Automatic Shelf Registration, filed on August 18, 2006).

4.10	Indenture, dated as of April 2, 2007, by and among Advanced Medical Optics, Inc., the guarantors named therein and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 10.1 of Form 8-K filed on April 3, 2007).

1

Exhibit Number	Exhibit Description
4.11	Supplemental Indenture, dated as of April 2, 2007, by and among Advanced Medical Optics, Inc., IntraLase Corp., the guarantors named therein and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 10.2 of Form 8-K filed on April 3, 2007).

4.12	Registration Rights Agreement, dated as of April 2, 2007, by and among Advanced Medical Optics, Inc., the guarantors named therein and UBS Securities LLC, Goldman Sachs & Co. and Banc of America Securities LLC (incorporated by reference to Exhibit 10.3 of Form 8-K filed on April 3, 2007).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.

10.1	Contribution and Distribution Agreement, dated as of June 24, 2002, by and between Allergan, Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.1 of Form S-4 Registration Statement filed on August 8, 2002).

10.2	Employee Matters Agreement, dated as of June 24, 2002, by and between Allergan, Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.3 of Form S-4 Registration Statement filed on August 8, 2002).

10.3	Tax Sharing Agreement, dated as of June 24, 2002, by and between Allergan, Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.4 of Form S-4 Registration Statement filed on August 8, 2002).

10.4	Employment Agreement, dated as of January 18, 2002, by and between Advanced Medical Optics, Inc. and James Mazzo (incorporated by reference to Exhibit 10.8 of Form 10).*

10.5(a)	Form of Employment Agreement between Advanced Medical Optics, Inc. and those parties identified on Exhibit 10.5(b) (incorporated by reference to Exhibit 10.9(a) of Form 10).*

10.5(b)	Updated Schedule of parties to the Employment Agreement filed as Exhibit 10.5(a) (incorporated by reference to Exhibit 10.6(b) of Annual Report on Form 10-K filed on March 2, 2005).*

10.5(c)	Employment Agreement, dated as of June 28, 2002, by and between Advanced Medical Optics, Inc. and Holger Heidrich (incorporated by reference to Exhibit 10.20 of Form S-4 Registration Statement filed on August 8, 2002).*

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 of Form S-4 Registration Statement filed on August 8, 2002).*

10.7(a)	Form of Change in Control Agreement between Advanced Medical Optics, Inc. and those parties identified on Exhibit 10.7(b) (incorporated by reference to Exhibit 10.7 of Current Report on Form 8-K filed on May 18, 2005).*

10.7(b)	Schedule of executive officers party to the Change in Control Agreement filed as Exhibit 10.7(a) (incorporated by reference to Exhibit 10.7(b) of the Form 10-K filed on March 1, 2007) ..*

10.8(a)	Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.8 of Form S-4 Registration Statement filed on August 8, 2002).*

10.8(b)	First Amendment to Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on November 8, 2002).*

10.8(c)	2006 Performance Objective under the Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.8(e) of Annual Report on Form 10-K filed on March 14, 2006).*

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Exhibit Number	Exhibit Description
10.8(d)	2007 Performance Objective under the Advanced Medical Optics, Inc. 2002 Bonus Plan (incorporated by reference to Exhibit 10.8(d) of the Form 10-K filed on March 1, 2007).*

10.9(a)	Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.1 of Form S-8 Registration Statement filed on June 21, 2002).*

10.9(b)	First Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.10(b) of Annual Report on Form 10-K filed on March 14, 2003).*

10.9(c)	Second Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on November 6, 2003)*

10.9(d)	Third Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.9(d) of Annual Report on Form 10-K filed on March 14, 2006).*

10.9(e)	Fourth Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.9(e) of the Form 10-K filed on March 1, 2007).*

10.9(f)	Fifth Amendment to Advanced Medical Optics, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed on May 9, 2007).*

10.10(a)	Amended and Restated Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan (incorporated by reference to Exhibit A to Proxy Statement for the 2004 Annual Meeting of Stockholders filed on April 15, 2004).*

10.10(b)	First Amendment to Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on November 23, 2004).*

10.11(a)	Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 99.10 of Form S-8 Registration Statement filed on May 27, 2005).*

10.11(b)	Form of Nonqualified Stock Option Grant Terms and Conditions under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(c)	Form of Employee Restricted Unit Grant Terms and Conditions under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(d)	Form of Employee Restricted Stock Grant Terms and Conditions under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(e)	Form of Nonemployee Director Restricted Stock Grant Agreement under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 of Current Report on Form 8-K filed on May 18, 2005).*

10.11(f)	Form of Performance Award Agreement under Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of Current Report on Form 8-K filed on May 18, 2005).*

10.12(a)	Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 of Form S-8 Registration Statement filed on June 21, 2002).*

10.12(b)	First Amendment to Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on November 2, 2004).*

10.12(c)	Amended and Restated Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.8 of Form S-8 Registration Statement filed on May 27, 2005).*

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Exhibit Number	Exhibit Description
10.13(a)	Advanced Medical Optics, Inc. International Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of Form S-8 Registration Statement filed on June 21, 2002).*

10.13(b)	First Amendment to Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on November 2, 2004).*

10.13(c)	Amended and Restated Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan (incorporated by reference to Exhibit 99.9 of Form S-8 Registration Statement filed on May 27, 2005).*

10.14(a)	Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 of Form S-8 Registration Statement filed on June 21, 2002).*

10.14(b)	First Amendment to Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.4 of Quarterly Report on Form 10-Q filed on November 6, 2003).*

10.15	Advanced Medical Optics, Inc. 2005 Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.15 of Annual Report on Form 10-K filed on March 2, 2005).*

10.16	Consent to Sublease and Second Amendment to Lease, dated as of May 24, 2002, by and among Andrew Place Two LLC, as landlord, Ingram Micro, Inc., as tenant and Advanced Medical Optics, Inc., as subtenant (incorporated by reference to Exhibit 10.5 of Quarterly Report on Form 10-Q filed on June 24, 2002).

10.17	Sublease Agreement, dated as of May 24, 2002, by and between Advanced Medical Optics, Inc. and Ingram Micro, Inc. for the premises located at 1700 East St. Andrew Place, Santa Ana, California 92705 (incorporated by reference to Exhibit 10.6 of Quarterly Report on Form 10-Q filed on June 24, 2002).

10.18	Information Technology Services Agreement, dated August 23, 2002, by and between Advanced Medical Optics, Inc. and Siemens Business Services, Inc. (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on November 8, 2002).

10.19	Credit Agreement, dated April 2, 2007, by and among Advanced Medical Optics, Inc., the guarantors party thereto, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P., as documentation agent, Bank of America N.A., as administrative agent, swing line lender and L/C issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.4 to Form 8-K filed on April 3, 2007).

10.20	Manufacturing and Supply Agreement, dated November 10, 2003, by and between Advanced Medical Optics, Inc. and Nicholas Piramal India Limited (confidential portions have been omitted and filed separately with the Commission) (incorporated by reference to Exhibit 10.28 of Annual Report on Form 10-K filed on March 12, 2004).

10.21	Stock and Asset Purchase Agreement, dated as of April 21, 2004, by and between Pfizer Inc. and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on May 3, 2004).

10.22(a)	Agreement and Plan of Merger, dated as of November 9, 2004, by and among Advanced Medical Optics, Inc., Vault Merger Corporation, and VISX, Incorporated (“VISX Merger Agreement”) (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed on November 10, 2004).

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Exhibit Number	Exhibit Description
10.22(b)	Amendment No. 1, dated as of December 3, 2004, by and among Advanced Medical Optics, Inc., Vault Merger Corporation, and VISX, Incorporated), to amend the VISX Merger Agreement (incorporated by reference to Exhibit 2.2 of Form S-4 Registration Statement filed on December 6, 2004).

10.22(c)	Amendment No. 2, dated as of March 17, 2005, by and among Advanced Medical Optics, Inc., Vault Merger Corporation, and VISX, Incorporated, to amend the VISX Merger Agreement, as amended (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed on March 22, 2005).

10.23	VISX, Incorporated 2001 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 99.2 of Form S-8 Registration Statement filed on May 27, 2005).*

10.24	VISX, Incorporated 2000 Stock Plan (incorporated by reference to Exhibit 99.4 of Form S-8 Registration Statement filed on May 27, 2005).*

10.25	VISX, Incorporated 1995 Director Option and Stock Deferral Plan (incorporated by reference to Exhibit 99.5 of Form S-8 Registration Statement filed on May 27, 2005).*

10.26	VISX, Incorporated 1995 Stock Plan (incorporated by reference to Exhibit 99.6 of Form S-8 Registration Statement filed on May 27, 2005).*

10.27	Lease dated July 16, 1992 between VISX, Incorporated and Sobrato Interests, a California limited partnership, as amended on October 2, 1992, March 8, 1996 and March 29, 2002 (incorporated by reference to Exhibit 10.7 of VISX, Incorporated’s Current Report on Form 8-K filed on November 18, 2004).

10.28	Lease Agreement dated February 9, 2007, between Advanced Medical Optics, Inc. and TriNet Milpitas Associates, LLC for the premises located at 510 Cottonwood Drive, Milpitas, California (incorporated by reference to Exhibit 10.28 of the Form 10-K filed on March 1, 2007).

10.29	Confidential Settlement Agreement, dated as of June 30, 2006, between Advanced Medical Optics, Inc. and Alcon, Inc., Alcon Laboratories, Inc. and Alcon Manufacturing Ltd. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on August 9, 2006).

10.30	Master Confirmation between Advanced Medical Optics, Inc. and Goldman, Sachs & Co. dated as of June 7, 2006 (confidential portions have been omitted and filed separately with the Commission) (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on August 9, 2006).

10.31	Supplemental Confirmation between Advanced Medical Optics, Inc. and Goldman, Sachs & Co. dated as of June 7, 2006 (confidential portions have been omitted and filed separately with the Commission) (incorporated by reference to Exhibit 10.4 of Quarterly Report on Form 10-Q filed on August 9, 2006).

10.32	Agreement and Plan of Merger, dated as of January 5, 2007, by and among Advanced Medical Optics, Inc., Ironman Merger Corporation, a wholly owned subsidiary of Advanced Medical Optics, Inc., and IntraLase Corp. (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed on January 10, 2007).

10.33	IntraLase Corp. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of Form S-8 filed on April 3, 2007).

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Exhibit Number	Exhibit Description
10.34	Industrial Lease, dated September 7, 2000, between the Irvine Company and IntraLase Corp. (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

10.35	Lease, dated January 31, 2005, between 9701 Jeronimo Holdings, LLC and IntraLase Corp. (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

10.36	Consulting Agreement entered into May 21, 2007 between Advanced Medical Optics, Inc. and Robert J. Palmisano (incorporated by reference to Exhibit 99.2 of Current Report on Form 8-K filed on May 29, 2007).

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

23.1	Consent of PricewaterhouseCoopers LLP related to AMO’s consolidated financial statements.

23.2	Consent of KPMG LLP related to VISX’s consolidated financial statements.

23.3	Consent of KPMG LLP related to the combined financial statements of the Surgical Opthalmic Business of Pfizer.

23.4	Consent of Deloitte & Touche LLP related to IntraLase’s consolidated financial statements.

24.1	Power of Attorney (included in Part II to this Registration Statement).

25.1	Statement of Eligibility of Trustee on Form T-1 (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

99.1	Letter of Transmittal (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

99.2	Notice of Guaranteed Delivery (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

99.3	Instruction Letter from Beneficial Owner (previously filed on Form S-4 Registration Statement filed on May 2, 2007).

*	Management contract or compensatory plan or arrangement.

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